      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1995
                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                               KMART CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

        MICHIGAN                                                 38-0729500
    (State or other                                           (I.R.S. Employer
    jurisdiction of                                         Identification No.)
    incorporation or
     organization)

                          3100 WEST BIG BEAVER ROAD
                             TROY, MICHIGAN 48084
                                (810) 643-1000
             (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                                ----------------

                                  A.N. PALIZZI
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              KMART CORPORATION
                          3100 WEST BIG BEAVER ROAD
                             TROY, MICHIGAN 48084
                                (810) 643-1000
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ----------------
                                   COPIES TO:
        ERIK J. STONE                                      JOEL S. KLAPERMAN
       CYNTHIA A. MOORE                                   SHEARMAN & STERLING
    DICKINSON, WRIGHT, MOON,                             599 LEXINGTON AVENUE
     VAN DUSEN & FREEMAN                               NEW YORK, NEW YORK 10022
500 WOODWARD AVENUE, SUITE 4000
   DETROIT, MICHIGAN  48226
                                ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable following the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
                                ----------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  TITLE OF EACH SERIES OF                                                              AMOUNT OF
      SECURITIES TO BE      AMOUNT TO BE PROPOSED MAXIMUM      PROPOSED MAXIMUM       REGISTRATION
         REGISTERED          REGISTERED   OFFERING PRICE  AGGREGATE OFFERING PRICE(1)     FEE
- --------------------------------------------------------------------------------------------------
  Pass Through Certifi-
  cates...................  $210,000,000       100%              $210,000,000           $72,414

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Estimated solely for purpose of calculating the registration fee.
                                ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject To Completion)
Issued June 7, 1995
                                  $210,000,000
                               Kmart Corporation
                           1995-K Pass Through Trusts
                 PASS THROUGH CERTIFICATES, 1995-K3 AND 1995-K4

                                  ----------

  Each Certificate offered hereby will represent a fractional undivided interest in one of two Kmart Corporation 1995-K Pass Through Trusts (the "Pass Through Trusts") to be formed pursuant to two separate pass through trust agreements between Kmart Corporation ("Kmart") and Shawmut Bank Connecticut, National Association (the "Trustee"), as trustee of each Pass Through Trust. The property of each Pass Through Trust will consist of mortgage notes (the "Mortgage Notes") issued on a non-recourse basis by certain owner trustees (the "Owner Trustees") of four separate owner trusts in connection with 18 separate leveraged lease transactions to finance not more than 90% of the cost to each Owner Trustee of its interest in certain land and improvements described herein (each such interest being a "Property" and collectively, the "Properties") which will be leased to Kmart.

  The Mortgage Notes in respect of each Property will be issued in two series. Each Pass Through Trust will purchase one series of the Mortgage Notes issued with respect to each Property such that all of the Mortgage Notes held in each Pass Through Trust will have an interest rate corresponding to the interest rate applicable to the Certificates issued by such Pass Through Trust. The maturity dates of the Mortgage Notes acquired by each Pass Through Trust will occur on or before the final distribution date applicable to the Certificates issued by such Pass Through Trust. The Mortgage Notes with respect to each Property will be secured by a mortgage of the related Owner Trustee's interest in such Property and by an assignment of certain of such Owner Trustee's rights under the lease related thereto, including the right to receive rent and certain other amounts payable by Kmart thereunder. Although neither the Certificates nor the Mortgage Notes are direct obligations of, or guaranteed by, Kmart, the amounts unconditionally payable by Kmart under each lease will be sufficient to pay in full when due all payments required to be made on the related Mortgage Notes held in the Pass Through Trusts.

  Interest paid on the Mortgage Notes held in each Pass Through Trust will be passed through to the Certificateholders of such Pass Through Trust on January 2 and July 2 of each year, commencing January 2, 1996, at the rate per annum set forth below applicable to such Pass Through Trust until the final distribution date for such Pass Through Trust set forth below. Principal payments on the Mortgage Notes held in Pass Through Trusts 1995-K3 and 1995-K4 will be passed through to the Certificateholders of each such Pass Through Trust in scheduled amounts on January 2 or July 2, or both, of each year, commencing on the initial scheduled principal distribution date, and continuing until the final distribution date, for such Pass Through Trust set forth below. For circumstances under which distributions to the Certificateholders may be made prior to the applicable final distribution date, see "Description of the Certificates--Payments and Distributions".

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

 THE ATTORNEY GENERAL OF THE  STATE OF NEW YORK HAS  NOT PASSED ON OR ENDORSED
  THE  MERITS  OF  THIS  OFFERING.  ANY REPRESENTATION  TO  THE  CONTRARY  IS
   UNLAWFUL.

                                  ----------

                                 INITIAL SCHEDULED
PASS THROUGH  PRINCIPAL INTEREST     PRINCIPAL           FINAL         PRICE TO
CERTIFICATES   AMOUNT     RATE   DISTRIBUTION DATE DISTRIBUTION DATE PUBLIC(1)(2)
- ------------  --------- -------- ----------------- ----------------- ------------
  1995-K3      $              %                                          100%
  1995-K4                                                                100

- -----
  (1) Plus accrued interest, if any, at the applicable interest rate from     ,
  1995.
  (2) The underwriting commission varies by Pass Through Trust and aggregates
   $     , which constitutes    % of the principal amount of the Certificates.
   The underwriting commission and certain other expenses relating to the
   offering, estimated at $    , will be paid by Kmart (other than certain
   expenses to be paid by the Owner Trustees). All of the proceeds from the sale of the Certificates will be used to purchase the Mortgage Notes from the Owner Trustees.

                                  ----------

  The Certificates are offered by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters, and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that delivery of the Certificates in book-entry form will be made
on or about      , 1995 through the facilities of The Depository Trust Company, against payment therefor in immediately available funds.
                                  ----------

MORGAN STANLEY & CO.                                       GOLDMAN, SACHS & CO.
         Incorporated

June  , 1995

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR THE SOLICITATION OF AN OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Reports to Certificateholders by the Trustee...............................   3
Incorporation of Certain Documents by Reference............................   3
Prospectus Summary.........................................................   4
The Company................................................................   9
Selected Financial Information.............................................  10
Use of Proceeds............................................................  11
Structure of the Transaction...............................................  11
The Properties.............................................................  12
Diagram of Payments........................................................  13
Description of the Certificates............................................  14
Description of the Mortgage Notes..........................................  26
Description of the Leases..................................................  35
Certain Federal Income Tax Consequences....................................  41
Certain Connecticut Taxes..................................................  44
ERISA Considerations.......................................................  44
Underwriting...............................................................  46
Rating.....................................................................  46
Legal Opinions.............................................................  47
Experts....................................................................  47
Appendix--Glossary of Certain Terms........................................ A-1

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING MAY BE EFFECTED IN THE OPEN MARKET OR OTHERWISE, AND IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  Kmart Corporation ("Kmart" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Kmart's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, NY 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, IL 60605 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, CA 94104.

  Kmart has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Certificates. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission upon payment of prescribed rates.

                  REPORTS TO CERTIFICATEHOLDERS BY THE TRUSTEE

  Unless and until Definitive Certificates are issued, Shawmut Bank Connecticut, National Association, as trustee for the holders of the Certificates with respect to each Pass Through Trust, will provide to participants in The Depository Trust Company certain periodic statements concerning distributions made with respect to such Pass Through Trust. See "Description of the Certificates--Book-Entry Registration" and "--Reports to Certificateholders".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 1-00327) pursuant to the Exchange Act are incorporated herein by reference:

  1. Kmart's Annual Report on Form 10-K for the fiscal year ended January 25, 1995;
  2. Kmart's Quarterly Report on Form 10-Q filed June 6, 1995; and
  3. Kmart's Current Reports on Form 8-K filed April 11, 1995 and April 27,
1995.

  All documents filed by Kmart pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Certificates offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

  Kmart will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to the Corporate Reporting Department, Kmart Corporation, 3100 West Big Beaver Road, Troy, MI 48084 (telephone no. (810) 643-1093).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information contained elsewhere in, or incorporated by reference in, this Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus or in the Glossary of Terms.

                                  THE COMPANY

  Kmart is one of the world's largest mass merchandise retailers and operates stores in each of the 50 states, Puerto Rico, the U.S. Virgin Islands, Guam, Canada, the Czech Republic and Slovakia and has entered into joint ventures in Mexico and Singapore. See "The Company".

                                  THE OFFERING

Glossary..................  Included at the end of this Prospectus as an
                             Appendix is a Glossary of certain of the significant defined terms used herein.

Pass Through Trusts.......  Each of the two Kmart Corporation 1995-K Pass
                             Through Trusts (the "1995-K3 Trust" and the "1995-K4 Trust", each, a "Pass Through Trust" and collectively, the "Pass Through Trusts") is to be formed pursuant to one of two Pass Through Trust Agreements (the "Agreements") between Kmart and Shawmut Bank Connecticut, National Association, as trustee thereunder (the "Trustee"). Each Pass Through Trust will be a separate entity.

Trust Property............  The property of each of the Pass Through Trusts
                             (the "Trust Property") will consist of mortgage notes (the "Mortgage Notes") issued on a nonrecourse basis by the Owner Trustees (collectively, the "Owner Trustees") to finance not more than 90% of the cost to the applicable Owner Trustee of acquiring one or more of 18 Properties, which will be leased to Kmart concurrently with the issuance of the Mortgage Notes (collectively, the "Sale-Leaseback Transactions"). Each Pass Through Trust will acquire pursuant to the related Agreement those Mortgage Notes having an interest rate corresponding to the interest rate applicable to the Certificates that will be issued by such Pass Through Trust. The maturity dates of the Mortgage Notes acquired by each Pass Through Trust will occur on or before the final distribution date applicable to the Certificates issued by such Pass Through Trust. The aggregate principal amount of the Mortgage Notes held in each Pass Through Trust will be the same as the aggregate principal amount of the Certificates issued by such Pass Through Trust. See "Structure of the Transaction" and "Description of the Certificates--General".

Pass Through Certificates
Offered;  Book-Entry
Registration..............  Each Certificate will represent a fractional undivided interest in the related Pass Through Trust. The Certificates will be issued in fully registered form only and will be registered in the name of Cede & Co. ("Cede"), as nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in the Certificates will be entitled to receive a definitive certificate representing such person's interest in the related Pass Through Trust, except in the event that definitive certificates are issued under the limited circumstances described herein. See "Description of the Certificates--General", "-- Book-Entry Registration" and "--Definitive Certificates".

Denominations.............  The Certificates will be issued only in integral multiples of $1,000.

Regular Distribution
Dates.....................  January 2 and July 2, commencing January 2, 1996.

Special Distribution
Dates.....................  The second day of any month.

Record Dates..............  The fifteenth day preceding a Regular Distribution
                             Date or a Special Distribution Date.

Initial Average Life
Dates.....................  The initial average life dates for Certificates issued by the 1995-K3 Trust and the 1995-K4 Trust are as follows:

                   Pass Through
                       Trust                       Date
                   ------------                    ----
                      1995-K3
                      1995-K4

                            The average life dates for the Certificates will
                             change after principal payments of the Mortgage Notes held in the related Pass Through Trust commence.

Distributions.............  All payments of principal, premium, if any, and interest received by the Trustee on the Mortgage Notes held in a Pass Through Trust will be distributed by the Trustee to the holders of Certificates evidencing interests in such Pass Through Trust on the Regular Distribution Dates referred to above, except in certain cases where such Mortgage Notes have been redeemed or are in default. Scheduled payments of principal and interest on the Mortgage Notes held in each Pass Through Trust are scheduled to be received on such Regular Distribution Dates, and to be distributed to the holders of Certificates evidencing interests in such Pass Through Trust on the corresponding Regular Distribution Dates. Payments of principal of, premium, if any, and interest on the Mortgage Notes held in any Pass Through Trust resulting from any redemption thereof, or from actions taken in connection with an Indenture Default, will be distributed on a Special Distribution Date after not less than 20 days' notice from the Trustee to the holders of Certificates evidencing interests in such Pass Through Trust. For a discussion of distributions upon an Indenture Default, see "Description of the Certificates--Payments and Distributions".

Special Distribution Upon
 Unavailability of Trust
Property..................  To the extent that any proceeds from the sale of
                             Certificates have not been used by the Trustee by July , 1995 to purchase the Mortgage Notes that are contemplated to be held in the Pass

                             Through Trusts, such proceeds shall be distributed on September 2, 1995 to the Certificateholders on a pro rata basis, together with accrued interest thereon, but without premium. See "Description of the Certificates--Special Distribution Upon Unavailability of Trust Property".

Method of Distribution....  So long as the Certificates are registered in the name of Cede, as nominee of DTC, and are held by DTC, distributions by the Trustee with respect to a Pass Through Trust will be made in same-day funds to DTC, which will in turn make distributions to participants in DTC ("DTC Participants") holding positions in the Certificates evidencing interests in such Pass Through Trust in clearinghouse or next-day funds and which will at the end of the month of payment reimburse such DTC Participants for the cost of obtaining same-day funds. The final distribution of principal with respect to the Certificates evidencing interests in a Pass Through Trust will be made by DTC to DTC Participants in same day funds. Distributions by DTC Participants to Certificate Owners will be the responsibility of such DTC Participants and will be made in accordance with customary industry practices. See "Description of the Certificates--Same Day Settlement and Payment" and "--Book-Entry Registration".

Interest..................  Interest will be passed through to the holders of
                             Certificates of each Pass Through Trust on each January 2 and July 2, commencing January 2, 1996, at the rate per annum indicated on the cover page hereof for such Pass Through Trust, on the unpaid principal of the Mortgage Notes held in such Pass Through Trust.

Principal.................  Principal on the Mortgage Notes held in each Pass
                             Through Trust will be payable in scheduled amounts, commencing on the applicable Initial Scheduled Principal Distribution Date set forth on the cover page hereof in accordance with the principal repayment schedule set forth herein under "Description of the Mortgage Notes-- Principal and Interest Payments".

Prepayment of Mortgage
Notes  at a Premium.......  (a) All of the Mortgage Notes issued with respect to any Property may under certain circumstances be redeemed at any time at a redemption price equal to the unpaid principal amount of the Mortgage Notes to be redeemed plus accrued but unpaid interest thereon (the "Redemption Price") plus, if such redemption is made prior to the respective dates set forth below (each, a "Premium Termination Date"), a Make-Whole Premium, if any.


                   Pass Through
                       Trust                       Date
                   ------------                    ----
                      1995-K3
                      1995-K4

                            See "Description of the Mortgage Notes--Redemption"
                             for a description of the circumstances under which such redemptions may occur and of the manner of computing the Make-Whole Premium.

                            (b) If under any Indenture an Indenture Default
                             arising from a Lease Event of Default shall have occurred and be continuing for a period of 180 days or more (but less than 270 days) during which period the Mortgage Notes outstanding under such Indenture could, but shall not, have been accelerated nor shall the Indenture Trustee have given notice of its intent to accelerate such Mortgage Notes, the applicable Owner Trustee may elect to redeem or purchase all of such Mortgage Notes at a price equal to the Redemption Price plus any other amounts then due and payable with respect to such Mortgage Notes, plus, if such purchase is made prior to the applicable Premium Termination Date, a Make-Whole Premium, if any.

                            See "Description of the Mortgage Notes--
                            Redemption".

Payment of Mortgage Notes
 at Par...................  (a) The Mortgage Notes relating to a Property will be subject to redemption, in whole, upon the occurrence of an Event of Loss with respect to such Property and if Kmart has not exercised its right of substitution, at a price equal to the Redemption Price plus any amounts then due and payable with respect to such Mortgage Notes, but without premium.


                            (b) If under any Indenture (i) an Indenture Default
                             arising from a Lease Event of Default shall have occurred and be continuing for a period of 270 days or more during which time the Mortgage Notes outstanding under such Indenture have not been accelerated or (ii) the Indenture Trustee shall have given notice of its intent to accelerate such Mortgage Notes, the related Owner Trustee may elect to redeem or purchase all of such Mortgage Notes at a price equal to the Redemption Price plus any other amounts then due and payable with respect to such Mortgage Notes, but without premium.

                            See "Description of the Mortgage Notes--
                            Redemption".

Security..................  Mortgage Notes will initially be issued by an Owner
                             Trustee under a separate trust indenture, as supplemented by a mortgage, deed of trust, assignment of leases and rents, security agreement, financing statement and supplemental indenture (as so supplemented, an "Indenture") with respect to each Property. The Mortgage Notes issued pursuant to each Indenture will be secured by (i) an assignment to the Indenture Trustee of certain of the related Owner Trustee's rights under the related Lease, including the right to receive rentals and certain other amounts payable thereunder by Kmart, (ii) a first mortgage lien on the Improvements and Estate for Years (each as hereinafter defined) acquired by such Owner Trustee and leased to Kmart, subject to the rights of Kmart under the related Lease, and (iii) the related Owner Trustee's rights under the Option (as hereinafter defined) (collectively, the "Indenture Estate"). Upon an Indenture Default and acceleration of the related Mortgage Notes, the Indenture Trustee may exercise its rights with respect to the related Indenture Estate for the equal and ratable benefit of the Mortgage Notes issued under that Indenture. See "Description of the Mortgage Notes--Security" and "--Indenture Defaults, Notice and Waiver".

                            Although the Mortgage Notes are not direct
                             obligations of, or guaranteed by, Kmart, the amounts unconditionally payable by Kmart under each Lease will be sufficient to pay in full when due all payments required to be made on the related Mortgage Notes. See "Description of the Mortgage Notes--Redemption" and "--Security". None of the Trustee, the Certificateholders or the Indenture Trustee will have recourse in respect of the Mortgage Notes against any Owner Trustee or Owner Participant. See "Description of the Mortgage Notes--General".

Use of Proceeds...........  The proceeds from the sale of the Certificates will be used to purchase the Mortgage Notes issued by the related Owner Trustee in connection with the financing of not more than 90% of the cost to such Owner Trustee of acquiring each related Property.

                            The net proceeds to be received by Kmart from the
                             Sale-Leaseback Transactions will be used (i) for general corporate purposes and (ii) in the case of a Property to be conveyed by a developer to the related Owner Trustee, primarily to repay loans made to such developer, which funded the construction and/or acquisition of such Property.

                            See "Structure of the Transaction" and "Use of Proceeds".

Trustees..................  Shawmut Bank Connecticut, National Association,
                             will act as Trustee for the Certificates evidencing interests in the Pass Through Trusts. Shawmut Bank Connecticut, National Association, will also act as Indenture Trustee under each Indenture.

Federal Income Tax
 Consequences.............  In the opinion of counsel to Kmart, each Pass
                             Through Trust will be classified as a grantor trust for federal income tax purposes, and each holder of an interest in the Certificates will be treated as the owner of a pro rata undivided interest in each of the Mortgage Notes and any other property held in the Pass Through Trust in which the Certificates held by such holder evidence an interest and will be required to report on its federal income tax return its pro rata share of income from such Mortgage Notes and other property in accordance with such holder's method of accounting. See "Certain Federal Income Tax Consequences".


ERISA Considerations......  The Certificates, with certain exceptions, are eligible for purchase by employee benefit plans. A fiduciary considering purchasing Certificates for or on behalf of an employee benefit plan should consider the issues discussed in "ERISA Considerations".

                                  THE COMPANY

  Kmart Corporation ("Kmart" or the "Company") is one of the world's largest mass merchandise retailers. The dominant portion of Kmart's business consists of U.S. Kmart stores. As of April 26, 1995, Kmart operated 2,240 Kmart discount stores with locations in each of the 50 United States, Puerto Rico, the U.S. Virgin Islands and Guam and Kmart international operations consisted primarily of 128 Kmart stores in Canada and 13 department stores located in the Czech Republic and Slovakia. As part of its international expansion strategy, Kmart has entered into joint ventures in Mexico and Singapore, which, as of April 26, 1995, had opened six stores, four in Mexico and two in Singapore. Kmart also holds significant equity interests in OfficeMax, Inc. ("OfficeMax") and The Sports Authority, Inc. ("The Sports Authority") and in substantially all of the Meldisco subsidiaries of Melville Corporation, which operates the footwear departments in domestic Kmart stores.

  As of April 26, 1995, Kmart specialty retail operations consisted of the Borders Group and Builders Square subsidiaries. Borders Group is the second largest U.S. operator of book superstores under the Borders name and the largest U.S. operator of mall-based bookstores under the Waldenbooks name. As of April 26, 1995, Borders Group operated 1,144 bookstores in 50 states and the District of Columbia. See "--Recent Developments" for a discussion of the recent Borders Group Initial Public Offering ("IPO"). Builders Square operated 172 home improvement stores at April 26, 1995. The business strategy of Builders Square is to phase out its self-service warehouse-style home improvement stores and operate large format superstores that emphasize customer service and provide an extensive selection of quality products and services to repair, remodel, redecorate and maintain both home and garden.

  Kmart also holds a significant equity interest in Thrifty PayLess Holding Inc. ("TPH"), an entity which resulted primarily from the combination of Kmart's former subsidiary, PayLess Drug Stores Northwest, Inc. ("PayLess"), with Thrifty Drug Stores after PayLess was sold to TPH in the first quarter of 1994. In the fiscal 1993 consolidated financial statements, the operations of PayLess were presented as part of discontinued operations. However, as Kmart's investment in TPH will extend beyond the period initially planned, the operations of PayLess have been reclassified as part of continuing operations in fiscal 1993 and fiscal 1992. Management will continue to actively seek a buyer for this investment during the remainder of fiscal 1995 and expects that such disposition will occur either through a private offering or other alternative means.

  Kmart was incorporated under the laws of the State of Michigan on March 9, 1916. The principal executive offices of Kmart are located at 3100 West Big Beaver Road, Troy, Michigan 48084, and its telephone number is (810) 643-1000.

RECENT DEVELOPMENTS

  In May 1995, Kmart commenced the IPO of Borders Group, Inc. The Company sold 87% of Borders Group, Inc., resulting in net proceeds of $493 million which were received by the Company in June 1995. The funds from this transaction will be used to pay down debt and further the Company's modernization program. Shares representing the remaining 13% interest are subject to a 30-day option to purchase by the underwriters at the net IPO price to cover over-allotments. Shares with respect to which the underwriters do not exercise their over-allotment option, if any, become available for sale by the Company commencing November 20, 1995. It is the Company's intention to divest all of its interest in Borders Group, Inc. within one year. The Company expects to realize a one-time loss of approximately $185 million on the transaction and will report its investment in Borders Group, Inc. as a discontinued operation in the future.

  On June 5, 1995, the Company announced that Floyd Hall, a retailing executive with extensive experience in the discount store and supermarket businesses, has been named chairman, president and chief executive officer, effective immediately. With Hall's arrival at Kmart, Donald S. Perkins has relinquished his role as chairman but remains a member of the Company's Board of Directors and chairman of the Board's executive/finance committee. Anthony N. Palizzi, executive vice president and general counsel, and Ronald J. Floto, executive vice president and president, Super Kmart Centers, who served as interim president and chairman of the Company's management executive committee, respectively, have resumed their previous responsibilities.

                        SELECTED FINANCIAL INFORMATION

  The following is a summary of certain selected consolidated financial information of the Company. Operating results and affected ratios have been restated to exclude discontinued operations of PACE Membership Warehouse, Inc. and Coles Myer, Ltd. All fiscal years prior to 1994 reflect the operations of PayLess Drug Stores Northwest, Inc., OfficeMax, Inc. and The Sports Authority, Inc. as part of continuing operations. This summary should be read in conjunction with the related consolidated financial statements and notes thereto included or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended January 25, 1995 incorporated herein by reference. See "Incorporation of Certain Documents by Reference". The information presented below for, and as of the end of, each of the fiscal years in the five-year period ended January 25, 1995 (except for the ratio of earnings from continuing retail operations to fixed charges) is derived from the consolidated financial statements of the Company, which financial statements have been audited by Price Waterhouse LLP, independent accountants. In the opinion of the Company, the unaudited financial information presented for the 13 weeks ended April 26, 1995 and April 27, 1994 contains all adjustments necessary for a fair statement of the results for the interim periods. All adjustments were of a normal and recurring nature. Data for the interim periods are not necessarily indicative of the results for the full fiscal year.

                                                                     13 WEEKS ENDED
                                                                   ---------------------
                                                                   APRIL 27,   APRIL 26,
                           1990    1991    1992   1993(1)   1994     1994        1995
                          ------- ------- ------- -------  ------- ---------   ---------
                                             (DOLLARS IN MILLIONS)
Summary of Operations
 Sales..................  $29,775 $30,934 $33,366 $36,694  $34,025  $7,216      $7,797
 Cost of merchandise
  sold..................   21,809  22,622  24,516  27,520   25,992   5,384       6,064
 Selling, general and
  administrative
  expenses..............    6,815   7,036   7,393   8,217    7,701   1,758       1,854
 Interest expense--net..      395     396     428     495      494     125         109
 Income (loss) from
  continuing retail
  operations before
  income taxes and
  equity income.........    1,024   1,157   1,321    (590)     294       9         (47)
 Net income (loss) from
  continuing retail
  operations before
  extraordinary item and
  the effect of
  accounting changes....      688     778     901    (347)     260      16         (28)
 Net income (loss)......      756     859     941    (974)     296      18         (28)
 Ratio of earnings from
  continuing retail
  operations to fixed
  charges(2)                  2.9     3.0     3.0     --       1.4      --(3)       --(3)
Balance Sheet (at end of
 period):
 Working capital........  $ 3,519 $ 4,682 $ 5,014 $ 3,793  $ 3,561  $3,712      $3,531
 Merchandise
  inventories...........    6,891   7,546   8,752   7,252    7,382   7,815       7,840
 Total assets...........   13,899  15,999  18,931  17,504   17,029  17,963      17,312
 Long-term debt.........    1,701   2,287   3,237   2,227    2,011   2,224       1,965
 Capital leases.........    1,598   1,638   1,698   1,720    1,777   1,764       1,754
 Shareholders' equity...    5,384   6,891   7,536   6,093    6,032   6,010       5,955

- --------
(1) Results of operations for 1993 include a pre-tax provision of $1,348 million ($862 million net of tax) for store restructuring and other charges.
(2) Fixed charges represent total interest charges, a portion of operating rentals representative of the interest factor and amortization of debt discount and expense. The deficiency of income from continuing retail operations versus fixed charges was $549 million for the fiscal year ended January 26, 1994.
(3) Due to the seasonality of the Company's business, the ratio of earnings from continuing retail operations to fixed charges is computed on a trailing 52-week basis. The deficiency of income from continuing retail operations versus fixed charges was $646 million for the 52 weeks ended April 27, 1994. The ratio computed as described in (2) above for the 52 weeks ended April 26, 1995 was 1.3.

                                USE OF PROCEEDS

  The Certificates are being issued in order to facilitate the financing by each Owner Trustee of its purchase of one or more of the Properties. Proceeds from the sale of the Certificates will be used by the Trustee to purchase the Mortgage Notes issued by the related Owner Trustee in connection with the financing of not more than 90% of the cost to such Owner Trustee of acquiring each of its respective Properties. See "Structure of the Transaction".

  Net proceeds of $       million to be received by Kmart from the Sale-
Leaseback Transactions will be used for general corporate purposes. In the case of Properties to be conveyed by developers to the related Owner Trustee, net
proceeds of $       million will be used primarily to repay loans made to such developers which funded the construction and/or acquisition of such Properties.

                          STRUCTURE OF THE TRANSACTION

  The proceeds from the sale of the Certificates offered hereby will be used by the Trustee on behalf of the applicable Pass Through Trust to purchase Mortgage Notes issued by Wilmington Trust Company, acting not in its individual capacity but solely as owner trustee (an "Owner Trustee") under four separate Owner Trust Agreements for the benefit of the applicable institutional investor (the "Owner Participant") to finance not more than 90% of the cost to such Owner Trustee of acquiring (i) fee title to the buildings and improvements (the "Improvements") comprising, and (ii) a 30-year estate for years interest in the land (the "Estate for Years") underlying, 18 Kmart store locations. Simultaneously with the conveyance of the Improvements and the Estate for Years with respect to each Property to the applicable Owner Trustee, the related remainder interest subject to the Estate for Years shall be conveyed to First Security Bank of Utah, N.A., acting not in its individual capacity but solely as trustee (the "Remainderman Trustee") of four separate trusts formed for the benefit of an institutional investor (the "Remainderman Participant"). The Remainderman Trustee will, in turn, convey to the related Owner Trustee an option (the "Option") to purchase or ground lease the related Land upon the expiration of the Estate for Years. The Improvements and Estate for Years with respect to each Kmart store location are referred to herein collectively as a "Property". Eleven Properties will be acquired by the applicable Owner Trustee directly from Kmart and seven Properties will be acquired from independent developers with whom Kmart has entered into contracts obligating such developers to convey the applicable Properties. Each of the four Owner Trustees will acquire one or more Properties (each, a "Property Group"). Any portion of the proceeds from the sale of Certificates not used by the Trustee to purchase Mortgage Notes on or prior to July , 1995 will be distributed on September 2, 1995 to the applicable Certificateholders, together with interest, but without premium. See "Description of the Certificates--Special Distribution Upon Unavailability of Trust Property".

  The Mortgage Notes with respect to each Property will be issued under a separate trust indenture between Shawmut Bank Connecticut, National Association, as trustee thereunder (in such capacity, herein referred to as the "Indenture Trustee"), and the related Owner Trustee (each, a "Base Indenture"), as supplemented by a mortgage, deed of trust, assignment of leases and rents, security agreement, financing statement and supplemental indenture between the Indenture Trustee and such Owner Trustee (each, a "Supplemental Indenture", and each Base Indenture, as supplemented by the related Supplemental Indenture, an "Indenture"). With respect to each Property, the applicable Owner Participant will provide from sources other than the Mortgage Notes not less than 10% of the cost to the related Owner Trustee of acquiring such Property. No Owner Participant, however, will be personally liable for any amount payable under the related Indenture or the Mortgage Notes issued thereunder. Simultaneously with the acquisition of each Property, the related Owner Trustee will lease such Property to Kmart pursuant to a separate lease agreement (each, a "Lease").

                                 THE PROPERTIES

  The Properties consist of 18 Kmart store locations including 11 combination general merchandise and grocery Super Kmart Centers. Certain information regarding each of the Properties is set forth in the following table:

                                                 FACILITY
                                                   SIZE    LOT SIZE
KMART STORE LOCATIONS                            (SQ. FT.) (ACRES)  OPENING DATE
- ---------------------                            --------- -------- ------------
Juneau, AK......................................  124,491    10.8      4/24/94
W. Palmdale, CA.................................  115,376     9.8     11/20/94
Mountain Home, ID...............................   94,841    12.5      10/2/94
Dorchester, MA..................................  120,204     9.1     11/15/93
Branson, MO.....................................  121,890     8.9     11/13/94
Batavia, NY.....................................  116,100    10.3     11/20/94
Waynesboro, VA..................................   94,841    27.1     10/23/94

                                                 FACILITY
                                                   SIZE    LOT SIZE
SUPER KMART CENTER LOCATIONS                     (SQ. FT.) (ACRES)  OPENING DATE
- ----------------------------                     --------- -------- ------------
Anaheim Hills, CA...............................  173,364    18.0     11/20/94
La Habre, CA....................................  172,231    17.8     11/20/94
Sanger, CA......................................  169,986    16.8     11/20/94
Lafayette, LA...................................  194,215    20.5      7/31/94
Lincoln Park, MI................................  193,446    18.3     10/23/94
Hattiesburg, MS.................................  169,813    22.3      6/19/94
Carson City, NV.................................  169,999    18.5     11/20/94
Winston-Salem, NC...............................  172,231    22.8     11/20/94
New Philadelphia, OH............................  172,231    43.5     11/13/94
N. Charleston, SC...............................  172,231    19.6      11/6/94
Humble, TX......................................  172,231    22.5     11/13/94

                              DIAGRAM OF PAYMENTS

  The following diagram illustrates certain aspects of the payment flows among Kmart, each Owner Trustee, each Owner Participant, the Indenture Trustee, the Trustee and the Certificateholders.

  Kmart will lease each Property from the corresponding Owner Trustee under a separate Lease. Two Mortgage Notes will initially be issued under each Indenture by the corresponding Owner Trustee. Rent will be payable under each Lease to the corresponding Owner Trustee. However, as a result of the assignment of certain of such Owner Trustee's rights under such Lease to the Indenture Trustee, Kmart will make rental payments thereunder directly to the Indenture Trustee. From such rental payments, the Indenture Trustee will, on behalf of each Owner Trustee, make payments on the Mortgage Notes held in each Pass Through Trust to the related Trustee and will remit the balance to each respective Owner Trustee for distribution to the corresponding Owner Participant. Each Trustee will distribute payments received on the Mortgage Notes held in the related Pass Through Trust to the related Certificateholders.

                                  [CHART HERE]

                        DESCRIPTION OF THE CERTIFICATES

  The Certificates offered hereby will be issued pursuant to two separate Agreements to be entered into between Kmart and the Trustee. Each Agreement will contain substantially the same terms, except that the interest rates, scheduled payments of principal and maturity dates applicable to the Mortgage Notes held in each Pass Through Trust, the aggregate principal amount of Mortgage Notes held in each Pass Through Trust and the final distribution date applicable to each Pass Through Trust will differ. The statements under this caption are a summary of the terms of the Certificates and the Agreements and do not purport to be complete. The summary makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the Agreements and the Certificates, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Except as otherwise indicated, the following summary relates to each of the Agreements, the Pass Through Trusts formed thereby and the Certificates issued by each Pass Through Trust. Citations to the relevant sections of the Agreements appear below in parentheses. References to the Trustee or the Agreement, with respect to any Certificates, mean, respectively, the Trustee under the related Agreement or the Agreement under which such Certificates are issued.

GENERAL

  The Certificates will be issued in fully registered form only. Each Certificate will represent a fractional undivided interest in the Pass Through Trust created by the Agreement pursuant to which such Certificate was issued. The property of each Pass Through Trust will include the Mortgage Notes held in such Pass Through Trust, all monies at any time paid thereon and all monies due and to become due thereunder and funds from time to time deposited with the Trustee in the accounts established pursuant to the related Agreement. Each Certificate will correspond to a pro rata share of the outstanding principal amount of the Mortgage Notes held in the related Pass Through Trust and will be issued in integral multiples of $1,000. (Agreements, Sections 2.01 and 3.01) The Certificates will be registered in the name of Cede & Co. ("Cede") as the nominee of The Depository Trust Company ("DTC"). No person acquiring an interest in the Certificates (a "Certificate Owner") will be entitled to receive a certificate representing such person's interest in the Certificates, except as set forth below under "--Definitive Certificates". Unless and until Definitive Certificates are issued under the limited circumstances described herein, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants (as defined below), and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of the Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures. (Agreements, Section 3.09) See "--Book-Entry Registration".

  Interest paid on the Mortgage Notes held in a Pass Through Trust will be passed through to holders of Certificates evidencing interests in such Pass Through Trust at the applicable rate per annum set forth on the cover page of this Prospectus, which will be calculated on the basis of a 360-day year of twelve 30-day months.

  Each Certificate will represent a fractional undivided interest in the related Pass Through Trust and will not have any rights, benefits or interest in respect of the other Pass Through Trust or in the property held by the other such Pass Through Trust. All payments and distributions on the Certificates will be made only from the property of the Pass Through Trust in which such Certificates evidence an interest. (Agreements, Section 3.08) The Certificates do not represent an interest in or obligation of Kmart, the Trustee, any Owner Trustee in its individual capacity, any Owner Participant, or any of their respective affiliates. Each Certificateholder by its acceptance of a Certificate agrees to look solely to the income and proceeds from the Trust Property to the extent available for distribution as provided in the Agreements.

  None of the Agreements, the Indentures or the Leases includes financial covenants or "event risk" provisions that would afford Certificateholders protection in the event of a highly leveraged or other transaction involving Kmart. The Certificateholders will have the benefit of a lien on the Property and the other property in each Indenture Estate securing the Mortgage Notes held in the related Pass Through Trust, as discussed under "Description of the Mortgage Notes--Security".

BOOK-ENTRY REGISTRATION

  DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" pursuant to Section 17A of the Exchange Act. DTC holds securities for its participants ("DTC Participants") and facilitates the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (including Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co.), banks (including the Trustee in its individual capacity), trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect Participants").

  Certificate Owners that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, Certificates may do so only through DTC Participants and Indirect Participants. In addition, Certificate Owners will receive all distributions of principal and interest from the Trustee through DTC Participants or Indirect Participants, as the case may be. Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, since such payments will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward such payments to DTC Participants, which thereafter will forward them to Indirect Participants or Certificate Owners, as the case may be, in accordance with customary industry practices. The forwarding of such distributions to the Certificate Owners will be the responsibility of such DTC Participants. The only "Certificateholder" of a Pass Through Trust will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustee as Certificateholders, as such term is used in the Agreements, and Certificate Owners will be permitted to exercise the rights of Certificateholders only indirectly through DTC and DTC Participants.

  Under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers of Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal of, premium, if any, and interest on the Certificates. DTC Participants and Indirect Participants with which Certificate Owners have accounts with respect to the Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess Certificates, the Rules provide a mechanism by which Certificate Owners will receive payments and will be able to transfer their interests.

  Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a Certificate Owner to pledge Certificates to persons or entities that do not participate in the DTC system or to otherwise act with respect to such Certificates may be limited due to the lack of a physical certificate for such Certificates.

  DTC will take any action permitted to be taken by a Certificateholder under the Agreements only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. Additionally, DTC will take such actions with respect to any percentage of Certificateholders of each Pass Through Trust only at the direction of and on behalf of DTC Participants whose holdings include undivided interests that satisfy any such percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of DTC Participants whose holdings include such undivided interests.

  Neither Kmart nor the Trustee will have any liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Kmart believes to be reliable, but Kmart has not independently verified such information.

DEFINITIVE CERTIFICATES

  The Certificates will be issued in fully registered certificated form ("Definitive Certificates") to Certificate Owners or their nominees, rather than to DTC or its nominee, only if (i) Kmart advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Certificates and the Trustee or Kmart is unable to appoint a qualified successor, (ii) Kmart, at its option, elects to terminate the book-entry system through DTC or (iii) after the occurrence of an Event of Default, Certificate Owners of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in a Pass Through Trust advise the Trustee and DTC through DTC Participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the Certificate Owners' best interest. (Agreements, Section 3.09)

  Upon the occurrence of any event described in the immediately preceding paragraph, the Trustee will be required to notify all Certificate Owners through DTC Participants of the availability of Definitive Certificates. Upon surrender by DTC of the global certificates representing the Certificates and receipt of instructions for re-registration, the Trustee will reissue the Certificates as Definitive Certificates to Certificate Owners. (Agreements,
Section 3.09)

  Distributions of principal of, premium, if any, and interest on the Certificates will thereafter be made by the Trustee directly in accordance with the procedures set forth in the Agreements to each Certificateholder of record on the Record Date. Such distributions will be made by check mailed to the address of such holder as it appears on the register maintained by the Trustee. The final payment on any Certificate, however, will be made only upon presentation and surrender of such Certificate at the office or agency specified in the notice of final distribution to Certificateholders. (Agreements, Sections 4.02 and 11.01)

  Definitive Certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the related Agreement. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge shall be required. (Agreements, Section 3.04)

SAME-DAY SETTLEMENT AND PAYMENT

  So long as the Certificates are registered in the name of Cede, as nominee of DTC, all payments made by Kmart to the Indenture Trustee under the Leases will be in immediately available funds and, to the extent such payments are allocable to the Mortgage Notes, will be passed through to DTC in immediately available funds.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Certificates will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Certificates will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Certificates.

PAYMENTS AND DISTRIBUTIONS

  All Scheduled Payments (as defined below) of principal and interest on the Mortgage Notes held in each Pass Through Trust received by the Trustee will be distributed by the Trustee to holders of Certificates evidencing interests in such Pass Through Trust on the date such receipt of payment is confirmed, except in certain cases when some or all of such Mortgage Notes are in default. See "--Events of Default and Certain Rights Upon an Event of Default". Payments of interest on the unpaid principal amount of the Mortgage Notes held in each Pass Through Trust are scheduled to be received by the Trustee on January 2 and July 2 of each year, commencing January 2, 1996, at the applicable rate per annum for such Pass Through Trust, until the final distribution date for such Pass Through Trust. Payments of principal on the Mortgage Notes held in each Pass Through Trust are scheduled to be received in specified amounts by the Trustee commencing on the date specified on the front cover page of this Prospectus for such Pass Through Trust (each such date, an "Initial Scheduled Principal Distribution Date"), until the final distribution date for such Pass Through Trust (such scheduled payments of interest and principal on the Mortgage Notes held by a Pass Through Trust are herein referred to as "Scheduled Payments", and January 2 and July 2 of each year, commencing January 2, 1996, are herein referred to as "Regular Distribution Dates"). The Trustee of each Pass Through Trust will distribute on each Regular Distribution Date to the holders of Certificates evidencing interests in a Pass Through Trust all Scheduled Payments the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each such distribution of Scheduled Payments will be made by the Trustee to the holders of record of the Certificates evidencing interests in the Pass Through Trust holding the Mortgage Notes to which such Scheduled Payments relate on the fifteenth day preceding the applicable Regular Distribution Date, subject to certain exceptions. (Agreements, Sections 4.01 and 4.02) If a Scheduled Payment is not received by the Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment (as defined below) and distributed as described below.

  Each Certificateholder will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the Mortgage Notes held in the Pass Through Trust in which the Certificate held by such holder evidences an interest. The Regular Distribution Dates on which, and the amounts in which, Scheduled Payments of principal on the Mortgage Notes held in each Pass Through Trust are payable are set forth below under "Description of the Mortgage Notes--Principal and Interest Payments".

  Payments of principal, premium, if any, and interest received by the Trustee on account of a redemption, if any, of the Mortgage Notes held in a Pass Through Trust, payments received by the Trustee following a default in respect of the Mortgage Notes held in a Pass Through Trust (including payments received by the Trust on account of the purchase by the Owner Trustee of such Mortgage Notes or payments received on account of the sale of such Mortgage Notes by the Trustee) and any Scheduled Payments not paid within five days of a Regular Distribution Date ("Special Payments"), will be distributed on the second day of a month (each, a "Special Distribution Date"). The Trustee will mail notice to the holders of record of the Certificates evidencing interests in the related Pass Through Trust not less than 20 days prior to the Special Distribution Date on which any Special Payment is scheduled to be distributed by the Trustee in the event the Mortgage Notes are to be redeemed prior to their maturity and, in all other instances, as soon as practicable after the Trustee has received the Special Payment. The notice will specify the anticipated Special Distribution Date, the amount of such anticipated Special Payment, the reason for the Special Payment and the total amount to be distributed if such Special Distribution Date is the same date as a Regular Distribution Date. Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for a Pass Through Trust will be made by the Trustee to the holders of record of the Certificates evidencing interests in such Pass Through Trust on the fifteenth day preceding such Special Distribution Date. (Agreements, Section 4.02) See "Description of the Mortgage Notes--Redemption" and "--Events of Default and Certain Rights Upon an Event of Default".

  After redemption or default in respect of some or all of the Mortgage Notes or other Special Payment, a Certificateholder should refer to the information with respect to the applicable Pool Balance and the Pool Factor reported periodically by the Trustee to determine the remaining amortization of the Mortgage Notes. See "--Pool Factors" and "--Reports to Certificateholders".

  Each Agreement requires that the Trustee establish and maintain, for the benefit of the holders of Certificates evidencing interests in the Pass Through Trust created by such Agreement, one or more non-interest bearing accounts (with respect to each such Pass Through Trust, the "Certificate Account") for the deposit of payments representing Scheduled Payments on the Mortgage Notes held in such Trust.

(Agreements, Section 4.01) Each Agreement also requires that the Trustee establish and maintain, for the benefit of the holders of Certificates evidencing interests in the Pass Through Trust created by such Agreement, one or more non-interest bearing accounts (with respect to each such Pass Through Trust, the "Special Payments Account") for the deposit of payments representing Special Payments. Pursuant to the terms of each Agreement, the Trustee is required to deposit any Scheduled Payments on the Mortgage Notes held in the applicable Pass Through Trust received by it in the Certificate Account for such Pass Through Trust and to deposit any Special Payments so received by it in the Special Payments Account for such Pass Through Trust. (Agreements,
Section 4.01) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as the case may be, to the holders of Certificates evidencing interests in such Pass Through Trust. (Agreements, Section 4.02)

  At such time, if any, as Definitive Certificates are issued, distributions by the Trustee to Certificateholders, other than a final distribution, will be made by check mailed to each Certificateholder of record on the applicable record date at its address appearing on the register. (Agreements, Section 4.02) The final distribution with respect to the Certificates evidencing interests in a Pass Through Trust, however, will be made only upon presentation and surrender of such Certificate at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders, specifying the date set for such final distribution and the amount of such distribution. (Agreements, Section 11.01) See "--Termination of the Pass Through Trusts".

  If any Regular Distribution Date or Special Distribution Date is not a Business Day, distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date may be made on the next succeeding Business Day without any additional interest due to the delay. (Agreements, Section 12.10)

POOL FACTORS

  Unless there has been an early redemption, or a default, in respect of one or more Mortgage Notes held in a Pass Through Trust, as described under "Description of the Mortgage Notes--Redemption" and "--Events of Default and Certain Rights Upon an Event of Default", the Pool Factor for each Pass Through Trust will decline in proportion to the Scheduled Payments of principal on the Mortgage Notes held in such Pass Through Trust as described under "Description of the Mortgage Notes--Principal and Interest Payments". In the event of such redemption or default, the Pool Factor and the Pool Balance of each Pass Through Trust affected thereby will be recomputed after giving effect thereto and notice thereof will be mailed to the holders of Certificates evidencing interests in such Pass Through Trust. Each Pass Through Trust will have a separate Pool Factor.

  The "Pool Balance" for each Pass Through Trust will indicate, as of any date, the aggregate unpaid principal amount of the Mortgage Notes held in such Pass Through Trust on such date plus any amounts in respect of principal on such Mortgage Notes held by the Trustee and not yet distributed, plus any proceeds from the sale of the Certificates issued by such Pass Through Trust that have not yet been used to purchase Mortgage Notes. The Pool Balance for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date will be computed after giving effect to the payment of principal, if any, on the Mortgage Notes held in such Pass Through Trust and the distribution thereof to be made on that date.

  The "Pool Factor" for each Pass Through Trust as of any Regular Distribution Date or Special Distribution Date will be the quotient (rounded to the seventh decimal place) computed by dividing the then outstanding Pool Balance by the aggregate original principal amount of the Mortgage Notes held in such Pass Through Trust. The Pool Factor for each Pass Through Trust will initially be 1.0000000; thereafter, the Pool Factor for each Pass Through Trust will decline to reflect reductions in the Pool Balance resulting from distributions in respect of principal on the Certificates. The amount of a Certificateholder's pro rata share of the Pool Balance of the Pass Through Trust in which the Certificates held by such Certificateholder evidence an interest can be determined by multiplying the original denomination of the holder's Certificate by the Pool Factor for such Pass Through Trust as of the applicable Regular Distribution Date or Special Distribution

Date. The Pool Factor and the Pool Balance for a Pass Through Trust will be mailed to record holders of Certificates evidencing interests in such Pass Through Trust on each Regular Distribution Date and Special Distribution Date.

  As of the date of issuance of the Certificates and assuming that all proceeds are used to purchase Mortgage Notes on or before July , 1995, and that no early redemption, delinquency or default in respect of any Mortgage Notes occurs, the Scheduled Payments of principal on such Mortgage Notes, and the resulting Pool Factors for the Pass Through Trusts after giving effect to each such payment, are set forth below.

                      1995-K3 TRUST                     1995-K4 TRUST
     REGULAR       SCHEDULED PRINCIPAL 1995-K3 TRUST SCHEDULED PRINCIPAL 1995-K4 TRUST
DISTRIBUTION DATE       PAYMENTS        POOL FACTOR       PAYMENTS        POOL FACTOR
- -----------------  ------------------- ------------- ------------------- -------------
                         $                                 $

  To the extent that the Mortgage Notes held in a Pass Through Trust are redeemed or a delinquency or default in respect thereof occurs, the timing (and, in the case of defaults, the amount) of distributions in respect of principal on the Certificates evidencing an interest in such Pass Through Trust will differ from that set forth above.

REPORTS TO CERTIFICATEHOLDERS

  On each Regular Distribution Date and Special Distribution Date for a Pass Through Trust, the Trustee will include with each distribution of a Scheduled Payment or Special Payment to holders of record of the Certificates evidencing interests in such Pass Through Trust a statement, giving effect to such distribution to be made on such Regular Distribution Date or Special Distribution Date, setting forth the following information (per $1,000 aggregate principal amount, as to (i) and (ii) below):

  (i) the amount of such distribution allocable to principal and the amount allocable to premium, if any;
  (ii)  the amount of such distribution allocable to interest; and
  (iii) the Pool Balance and the Pool Factor for such Pass Through Trust. (Agreements, Section 4.03(a))

  So long as the Certificates are registered in the name of Cede, as nominee for DTC, on the Record Date prior to each Regular Distribution Date and Special Distribution Date for a Pass Through Trust, the Trustee will request from DTC a securities position listing setting forth the names of all DTC Participants reflected on DTC's books as holding positions in the Certificates evidencing interests in such Pass Through Trust on such Record Date. On each Regular Distribution Date and Special Distribution Date for a Pass Through Trust, the Trustee will mail to each such DTC Participant the statement described above, and will make available additional copies as requested by such DTC Participant, to be available for forwarding to the related Certificate Owners. (Agreements, Section 3.09)

  In addition, after the end of each calendar year, the Trustee will prepare for each holder of record of Certificates evidencing interests in such Pass Through Trust at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (i) and (ii) above with respect to such Pass Through Trust for such calendar year or, in the event such person was a Certificateholder of record during a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder's preparation of its federal income tax returns. (Agreements, Section 4.03(b)) Such report and such other items shall be prepared on the basis of information supplied to the Trustee by the DTC Participants, and shall be delivered by the Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above.

  At such time, if any, as Definitive Certificates are issued, the Trustee will prepare and deliver the information described above to each holder of record of Certificates evidencing interests in such Pass Through Trust as the name of such Certificateholder appears on the records of the Trustee.

  Kmart is required to furnish annually to the Trustee a certificate as to its compliance with the conditions and covenants under the Agreements during the preceding year. (Agreements, Section 5.03)

VOTING OF MORTGAGE NOTES

  The Trustee, as holder of the Mortgage Notes held in such Pass Through Trust, will have the right to vote and give consents and waivers in respect of such Mortgage Notes under the Indentures. Each Agreement sets forth the circumstances in which the Trustee shall direct any action or cast any vote as the holder of the Mortgage Notes held in the applicable Pass Through Trust at its own discretion and the circumstances in which the Trustee shall seek instructions from the holders of the Certificates evidencing interests in such Pass Through Trust. Under each Agreement, prior to an Event of Default (as defined below), the principal amount of the Mortgage Notes held in the related Pass Through Trust directing any action or being voted for or against any proposal shall be in proportion to the principal amount of Certificates held by the holders of Certificates evidencing interests in such Pass Through Trust taking the corresponding position. (Agreements, Sections 6.04 and 10.01)

EVENTS OF DEFAULT AND CERTAIN RIGHTS UPON AN EVENT OF DEFAULT

  An event of default under an Agreement (an "Event of Default") is defined as the occurrence and continuance of an event of default under one or more of the Indentures (an "Indenture Default"). See "Description of the Mortgage Notes-- Indenture Defaults, Notice and Waiver" for a description of the Indenture Defaults. Since each Pass Through Trust will hold Mortgage Notes issued pursuant to each of the Indentures, a continuing Indenture Default under any one Indenture will result in an Event of Default under each of the Agreements and therefore will affect each of the Pass Through Trusts. The Indentures and the related Mortgage Notes issued thereunder do not contain cross-default provisions, and events resulting in an Indenture Default under any of such Indentures will not necessarily result in an Indenture Default occurring under any other Indenture. See "Description of the Mortgage Notes--General". If an Indenture Default occurs under fewer than all of the Indentures, the Mortgage Notes issued pursuant to the Indenture or Indentures with respect to which an Indenture Default has not occurred will continue to be held in the Pass Through Trusts and payments of principal, premium, if any, and interest on such Mortgage Notes will continue to be distributed to the holders of the Certificates as received.

  The related Owner Trustee (except during any period during which Kmart is an Owner Participant or otherwise controls such Owner Trustee) will have the right, under certain circumstances, to cure Indenture Defaults that result from the occurrence of a Lease Event of Default under the related Lease of a Property. If an Owner Trustee chooses to exercise such cure right, the Indenture Default, and consequently the Event of Default under each Agreement, will be deemed to be cured. (Supplemental Indentures, Section 2.12(a)) See "Description of the Mortgage Notes--Indenture Defaults, Notice and Waiver".

  The Indenture Trustee's right to exercise remedies under each Indenture is subject to certain limitations. See "Description of the Mortgage Notes-- Remedies".

  Each Agreement provides that, so long as an Indenture Default under any Indenture shall have occurred and be continuing, the Trustee may vote all of the Mortgage Notes issued under such Indenture that are held in the Pass Through Trust and, upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust, shall vote a corresponding percentage of such Mortgage Notes in favor of directing the Indenture Trustee to declare the unpaid principal amount of both Mortgage Notes issued under such Indenture and any accrued and unpaid interest thereon to be due and payable. Each Agreement in addition provides that, if an Indenture Default under any Indenture shall have occurred and be continuing, the Trustee may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the related Pass Through Trust shall, vote a corresponding percentage of the Mortgage Notes issued under such Indenture that are held in such Pass Through Trust in favor of directing the Indenture Trustee as to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or of exercising any trust or power conferred on the Indenture Trustee under such Indenture, provided that if an Event of Default under any Indenture shall have occurred and be continuing, such direction by the Certificateholders shall not obligate the Trustee to vote more than a corresponding majority of the related Mortgage Notes in favor of directing any action by the Indenture Trustee with respect to such Indenture Default. (Agreements, Sections 6.01 and 6.04)

  Each Indenture provides that, if an Indenture Default shall occur and be continuing thereunder, the Indenture Trustee may, or upon the instructions of the holders of 25% in principal amount of the Mortgage Notes outstanding under such Indenture shall, declare the unpaid principal amount of the Mortgage Notes issued under such Indenture to be immediately due and payable, together with any accrued and unpaid interest thereon. Each Indenture further provides that, if an Indenture Default shall occur and be continuing thereunder, the holders of a majority in aggregate outstanding principal amount of the Mortgage Notes issued under such Indenture may direct the Indenture Trustee with respect to the exercise of remedies thereunder. See "Description of the Mortgage Notes--Remedies". Accordingly, the ability of the holders of the Certificates evidencing interests in a Pass Through Trust to cause the Indenture Trustee to accelerate the Mortgage Notes issued under an Indenture or to direct the exercise of remedies by the Indenture Trustee under an Indenture will depend, in part, upon the proportion of the aggregate outstanding principal amount of the Mortgage Notes issued under such Indenture held in such Pass Through Trust to the aggregate outstanding principal amount of all Mortgage Notes issued under such Indenture. Each Pass Through Trust will hold Mortgage Notes with different interest rates, maturity dates, initial principal amounts and amortization schedules than the Mortgage Notes held in the other Pass Through Trust, and therefore the holders of Certificates evidencing interests in a Pass Through Trust may have interests that diverge from or conflict with those of the holders of Certificates evidencing interests in the other Pass Through Trust. In addition, so long as the same institution acts as Trustee of each Pass Through Trust, in the absence of instructions from the Certificateholders of any such Pass Through Trust, the Trustee for such Pass Through Trust could for the same reason be faced with a potential conflict of interest upon an Indenture Default.

  As an additional remedy, if an Indenture Default under an Indenture shall have occurred and be continuing, each Agreement provides that the Trustee may, and upon the direction of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the related Pass Through Trust shall, sell all or part of the Mortgage Notes issued under such Indenture that are held in such Pass Through Trust for cash. (Agreements, Sections 6.01 and 6.02) Any proceeds received by the

Trustee upon any such sale shall be deposited in the related Special Payments Account and shall be distributed on the next succeeding Special Distribution Date to holders of Certificates evidencing interests in such Pass Through Trust. (Agreements, Section 4.02) The market for Mortgage Notes in default may be very limited and there can be no assurance that they could be sold for a reasonable price. If the Trustee sells any Mortgage Note held in a Pass Through Trust with respect to which an Indenture Default exists for less than its outstanding principal amount and accrued interest thereon, the amount of distributions made to holders of the Certificates evidencing interests in such Pass Through Trust will be less than would otherwise be the case.

  Any amount distributed to the Trustee by the Indenture Trustee under any Indenture on account of the Mortgage Notes held in a Pass Through Trust following an Indenture Default under such Indenture will be deposited in the Special Payments Account and distributed to the related Certificateholders on the next succeeding Special Distribution Date. In addition, if following an Indenture Default under any Indenture, the related Owner Trustee exercises its option to redeem the outstanding Mortgage Notes issued under such Indenture as described below under "Description of the Mortgage Notes--Redemption". The price paid by such Owner Trustee to the Trustee for the Mortgage Notes issued under such Indenture and held in a Pass Through Trust will be deposited in the Special Payments Account for such Pass Through Trust and distributed to the related Certificateholders on a Special Distribution Date.

  Any funds representing payments received with respect to any defaulted Mortgage Notes held in a Pass Through Trust, or the proceeds from the sale by the Trustee of any such Mortgage Notes received by the Trustee, will be deposited in the Special Payments Account for such Pass Through Trust and (except when received on a Special Distribution Date as to which notice has been timely given), to the extent practicable, invested and reinvested by the Trustee in Permitted Investments maturing no later than the next succeeding Special Distribution Date pending the distribution of such funds on such Special Distribution Date. Permitted Investments are defined in the Agreements as obligations of the United States. (Agreements, Sections 4.01 and 4.04)

  Each Agreement provides that the Trustee shall, within 90 days after the occurrence of a default in respect of the Pass Through Trust, give notice, transmitted by mail, to the holders of the Certificates evidencing interests in such Pass Through Trust of all uncured or unwaived defaults under such Agreement known to it; provided that, except in the case of a default in the payment of principal, premium, if any, or interest on the Mortgage Notes held in such Pass Through Trust, the Trustee need not give such notice if the Trustee makes a good faith determination that it is in the interests of the holders of the Certificates to withhold such notice. The term "default", for the purpose of the provision described in this paragraph only, shall mean the occurrence of any event which is, or after notice or lapse of time, or both, would become an Event of Default. (Agreements, Section 7.02)

  Each Agreement contains a provision entitling the Trustee to be indemnified by the holders of the Certificates evidencing interests in the related Pass Through Trust before proceeding to exercise any right or power under such Agreement at the request of such Certificateholders. (Agreements, Section 7.03)

  In certain cases, the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of a Pass Through Trust may, on behalf of the holders of all Certificates evidencing interests in such Pass Through Trust, waive any past Event of Default under the related Agreement and thereby annul any direction given by such holders to the Indenture Trustee with respect thereto (provided that any such waiver will be effective only if the corresponding Indenture Event of Default has been waived under the related Indenture by the requisite holders of the Mortgage Notes outstanding thereunder), except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution of any such payment, (ii) a default in payment of the principal, premium, if any, or interest on any of the Mortgage Notes held in such Pass Through Trust or (iii) a default in respect of any covenant or provision of the related Agreement that cannot be modified or amended without the consent of each holder of a Certificate evidencing an interest in such Pass Through Trust affected thereby. (Agreements, Section 6.05) See "--Modifications of the Agreements". Each Indenture provides that, with certain exceptions, the holders of not less than a majority in aggregate outstanding principal amount of the Mortgage Notes issued thereunder may, on behalf of all such holders, waive any past Indenture Default thereunder. (Base Indentures, Section 8.3) In the event of a waiver under an Agreement as described above, the principal amount of the Mortgage Notes issued under the applicable Indenture held in the related Pass Through Trust shall be counted as having voted for a waiver of such past Indenture Default. For a discussion of waivers of Indenture Defaults under the Indentures, see "Description of the Mortgage Notes--Indenture Defaults, Notice and Waiver".

MODIFICATIONS OF THE AGREEMENTS

  Each Agreement contains provisions permitting Kmart and the Trustee to enter into a supplement to the Agreement, without the consent of the holders of any of the Certificates evidencing an interest in the Pass Through Trust created thereby, among other things, (i) to evidence the succession of another corporation to Kmart and the assumption by such corporation of Kmart's obligations under such Agreement, (ii) to add to the covenants of Kmart for the benefit of the holders of such Certificates, or (iii) to cure any ambiguity, to correct or supplement any defective or inconsistent provision of such Agreement or any supplement, or to make any other provisions with respect to matters or questions arising under such Agreement or any supplement, provided such action shall not adversely affect the interests of the holders of such Certificates. (Agreements, Section 9.01)

  Each Agreement also contains provisions permitting Kmart and the Trustee, with the consent of the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the Pass Through Trust created thereby, and the consent of the related Owner Trustee (such consent not to be unreasonably withheld), to execute supplements thereto adding any provisions to or changing or eliminating any of the provisions of the Agreement or modifying the rights of the Certificateholders thereunder, except that no such supplement may, without the consent of the holder of each Certificate so affected, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee of payments on the Mortgage Notes held in such Pass Through Trust, or distributions in respect of any Certificate related to such Pass Through Trust, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Pass Through Trust to institute suit for the enforcement of any such payment when due, (b) permit the disposition of any Mortgage Note held in such Pass Through Trust, except as provided in such Agreement, or otherwise deprive any Certificateholder of the benefit of the ownership of the Mortgage Notes in such Pass Through Trust, (c) reduce the percentage of the aggregate fractional undivided interests of the Pass Through Trust provided for in such Agreement, the consent of the holders of Certificates evidencing which is required for any such supplement or for any waiver provided for in such Agreement or (d) modify certain provisions of the Agreement regarding supplemental agreements with the consent of Certificateholders or waiver of past defaults, except to increase any percentage specified therein or to provide that certain other provisions cannot be modified or waived without the consent of each Certificateholder affected thereby. (Agreements, Section 9.02)

MODIFICATION OF LEASES AND OTHER DOCUMENTS

  In the event that the Trustee, as the holder of the Mortgage Notes held in a Pass Through Trust, receives a request for its consent to any amendment, modification, waiver or supplement under the related Indenture, any Lease or any other related document relating to such Mortgage Notes, the Trustee shall mail a notice of such proposed amendment, modification, waiver or supplement to each record holder of a Certificate evidencing an interest in such Pass Through Trust as of the date of such notice. The Trustee shall request instructions from such Certificateholders as to whether or not to consent to such amendment, modification or waiver, and shall vote or consent, subject to the applicable vote or consent requirements of the related Indenture or Indentures, with respect to the Mortgage Notes held in such Pass Through Trust in the same proportion as the Certificates were actually voted by the holders thereof. Notwithstanding the foregoing, if an Event of Default under the related Agreement shall have occurred and be continuing, the Trustee, subject to the voting instructions referred to under "--Event of Default and Certain Rights Upon an Event of Default", may in its own discretion consent to such amendment, modification or waiver, and may so notify the Indenture Trustee under the Indenture to which such consent relates. (Agreements, Section 10.01)

TERMINATION OF THE PASS THROUGH TRUSTS

  The obligations of Kmart and the Trustee created by an Agreement will terminate upon the distribution to holders of Certificates evidencing interests in the Pass Through Trust created by such Agreement of all amounts required to be distributed to them pursuant to the Agreement and the disposition of all property held in such Pass Through Trust. The Trustee will mail to each holder of record of a Certificate evidencing an interest in such Pass Through Trust notice of the termination thereof, the amount of the proposed final payment and the proposed date for the distribution of such final payment. The final distribution to any holder of a Certificate will be made only upon surrender of such holder's Certificates at the office or agency of the Trustee specified in such notice of termination. (Agreements, Section 11.01)

DELAYED PURCHASE

  In the event that all of the proceeds from the sale of the Certificates are not used on the closing date of this offering to purchase the Mortgage Notes contemplated to be held in the related Pass Through Trust, such Mortgage Notes
may be purchased by the Trustee at any time on or prior to July   , 1995. In
such event, the Trustee will hold the proceeds from the sale of such Certificates not used to purchase Mortgage Notes in an escrow account pending the purchase of the Mortgage Notes not so purchased. Such proceeds will be invested in Specified Investments at the direction and risk of, and for the account of, Kmart. Earnings on Specified Investments in the escrow account for each Pass Through Trust will be paid to Kmart periodically, and Kmart will be responsible for any losses. (Agreements, Section 2.01(b))

  On January 2, 1996, Kmart will pay to the Trustee an amount equal to the interest that would have accrued on any Mortgage Notes purchased after the date of the issuance of such Certificates from the date of the issuance of such Certificates to, but excluding, the date of the purchase of such Mortgage Notes by the Trustee. (Agreements, Section 2.01(b))

SPECIAL DISTRIBUTION UPON UNAVAILABILITY OF TRUST PROPERTY

  To the extent, due to a casualty to, or other event causing the unavailability of, a Property, that the full amount of the proceeds from the sale of any Certificates held in the escrow account referred to above is not
used to purchase Mortgage Notes on or prior to July   , 1995, an amount equal
to the unused proceeds will be distributed by the Trustee to the Certificateholders of record of such Pass Through Trust on a pro rata basis on September 2, 1995 together with interest thereon at a rate equal to the rate applicable to such Certificates, but without premium, and Kmart will pay to the Trustee on such date an amount equal to such interest. (Agreements, Section 2.01(b))

THE TRUSTEE

  Shawmut Bank Connecticut, National Association, is the Trustee for each Pass Through Trust. The Trustee and any of its affiliates may hold Certificates in their own names. (Agreements, Section 7.05) With certain exceptions, the Trustee makes no representations as to the validity or sufficiency of the Agreements, the Certificates, the Mortgage Notes, the Indentures, the Leases, the Participation Agreements or other related documents. (Agreements, Section 7.04) Shawmut Bank Connecticut, National Association, is also the Indenture Trustee under each of the Indentures under which the Mortgage Notes with respect to each

Property are issued. In addition, Shawmut Bank Connecticut, National Association, serves as owner trustee in other leveraged lease financings involving Kmart and has customary banking relationships with Kmart.

  The Trustee may resign with respect to any or all of the Pass Through Trusts at any time, in which event Kmart will be obligated to appoint a successor trustee. If a Trustee ceases to be eligible to continue as Trustee under an Agreement or becomes incapable of acting as Trustee or becomes insolvent, Kmart may remove such Trustee, or any holder for at least six months of Certificates evidencing an interest in the Pass Through Trust created thereby may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor trustee. In addition, the holders of Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of such Pass Through Trust may at any time remove the Trustee without cause by delivering an instrument in writing to Kmart, the Trustee, the Owner Trustees and the Indenture Trustee. Any resignation or removal of the Trustee of a Pass Through Trust and appointment of a successor trustee for such Pass Through Trust will not become effective until acceptance of the appointment by the successor trustee. (Agreements, Sections 7.09 and 7.10) Pursuant to such resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee with respect to each Pass Through Trust. All references in this Prospectus to the Trustee are to the trustee acting in such capacity under each of the Pass Through Trusts and should be read to take into account the possibility that each of the Pass Through Trusts could have a different successor trustee in the event of such a resignation or removal.

  Each Agreement provides that Kmart will pay the Trustee's fees and expenses. Each Agreement further provides that the Trustee will be entitled to indemnification by Kmart for, and will be held harmless against, any loss, liability or expense incurred by the Trustee (other than through its own willful misconduct, negligence or by reason of a breach of any of its representations or warranties set forth in such Agreement), except to the extent that such loss, liability or expense is for or with respect to taxes, in which case the Trustee may be entitled to be reimbursed by the Pass Through Trust. (Agreements, Section 7.07)

                       DESCRIPTION OF THE MORTGAGE NOTES

  The statements under this caption are summaries of the terms of the Mortgage Notes and the Indentures and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of the Mortgage Notes, the Base Indentures and the Supplemental Indentures, the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Unless otherwise indicated, the following summaries relate to the Mortgage Notes and the Indenture relating to each Property in respect of which such Mortgage Notes are to be issued. Citations to the relevant sections of the Base Indentures, Supplemental Indentures and the Leases appear below in parentheses.

GENERAL

  Two Mortgage Notes will initially be issued under each Indenture and each Indenture will relate to a single Property. Each Indenture will be between the applicable Owner Trustee and the Indenture Trustee. Mortgage Notes issued pursuant to each Indenture will be secured by, among other things, a lien on only the Property to which such Indenture relates and will not have cross-default or cross-collateralization provisions.

  Each Owner Trustee will lease its Properties to Kmart. Kmart will be obligated under each Lease to make or cause to be made rental and other payments to the related Owner Trustee in amounts that will be at least sufficient to pay when due all payments required to be made on the related Mortgage Notes, except in certain cases of optional redemption which require such Owner Trustee to deposit an amount sufficient to pay the Redemption Price and Make-Whole Premium with the Indenture Trustee. (Leases, Article 3(d)) The Mortgage Notes will not, however, be direct obligations of, or guaranteed by, Kmart (except to the extent that Kmart may assume the obligations of such Owner Trustee thereunder). Kmart's rental obligations under each Lease will be general obligations of Kmart. Payments under each Lease in excess of the amounts necessary to make required payments on the related Mortgage Notes will be paid by the Indenture Trustee to the related Owner Trustee for distribution to the corresponding Owner Participant and will not be available for distributions on the Certificates, except in certain cases upon an Indenture Default. (Base Indentures, Sections 4.1 and 8.4(b)).

PRINCIPAL AND INTEREST PAYMENTS

  The aggregate principal amount of the Mortgage Notes issued with respect to each Property will not exceed 90% of the purchase price to the related Owner Trustee of acquiring such Property.

  The aggregate principal amount of the Mortgage Notes issued with respect to each Property, as such Mortgage Notes are to be held in each of the Pass Through Trusts, are as follows:

                                   1995-K3 TRUST   1995-K4 TRUST
                                          %               %       MORTGAGE NOTES
PROPERTY GROUP 1                  MORTGAGE NOTES  MORTGAGE NOTES       TOTAL
- ----------------                  --------------- --------------- --------------
W. Palmdale, CA..................    $               $               $
Anaheim Hills, CA................
La Habre, CA.....................
Sanger, CA.......................
Winston-Salem, NC................
                                     --------        --------        --------
  Total..........................    $               $               $
                                     ========        ========        ========

                                   1995-K3 TRUST   1995-K4 TRUST
                                          %               %       MORTGAGE NOTES
PROPERTY GROUP 2                  MORTGAGE NOTES  MORTGAGE NOTES       TOTAL
- ----------------                  --------------- --------------- --------------
Lincoln Park, MI.................    $               $               $
Carson City, NV..................
                                     --------        --------        --------
  Total..........................    $               $               $
                                     ========        ========        ========

                                   1995-K3 TRUST   1995-K4 TRUST
                                          %               %       MORTGAGE NOTES
PROPERTY GROUP 3                  MORTGAGE NOTES  MORTGAGE NOTES       TOTAL
- ----------------                  --------------- --------------- --------------
Mountain Home, ID................    $               $               $
Dorchester, MA...................
Hattiesburg, MS..................
Branson, MO......................
Batavia, NY......................
Waynesboro, VA...................
Lafayette, LA....................
New Philadelphia, OH.............
N. Charleston, SC................
Humble, TX.......................
                                     --------        --------        --------
  Total..........................    $               $               $
                                     ========        ========        ========

                                   1995-K3 TRUST   1995-K4 TRUST
                                          %               %       MORTGAGE NOTES
PROPERTY GROUP 4                  MORTGAGE NOTES  MORTGAGE NOTES       TOTAL
- ----------------                  --------------- --------------- --------------
Juneau, AK.......................    $               $               $

  The Scheduled Payments of principal of the Mortgage Notes held in the Pass Through Trusts are as follows:

                                 1995-K3 TRUST
                                  % MORTGAGE NOTES

                          TOTAL FOR   TOTAL FOR   TOTAL FOR   TOTAL FOR
                          PROPERTY    PROPERTY    PROPERTY    PROPERTY    AGGREGATE
PAYMENT DATES              GROUP 1     GROUP 2     GROUP 3     GROUP 4      TOTAL
- -------------            ----------- ----------- ----------- ----------- -----------
                         $           $           $           $           $
                         ----------- ----------- ----------- ----------- -----------
    Total............... $           $           $           $           $
                         =========== =========== =========== =========== ===========

                                 1995-K4 TRUST
                                  % MORTGAGE NOTES

                          TOTAL FOR   TOTAL FOR   TOTAL FOR   TOTAL FOR
                          PROPERTY    PROPERTY    PROPERTY    PROPERTY    AGGREGATE
PAYMENT DATES              GROUP 1     GROUP 2     GROUP 3     GROUP 4      TOTAL
- -------------            ----------- ----------- ----------- ----------- -----------
                         $           $           $           $           $
                         ----------- ----------- ----------- ----------- -----------
    Total............... $           $           $           $           $
                         =========== =========== =========== =========== ===========

  Interest will be payable on each Mortgage Note at the rate borne by such Mortgage Note on the unpaid principal amount thereof on January 2 and July 2 in each year, commencing January 2, 1996. Such interest will be computed on the basis of a 360-day year of twelve 30-day months. (Base Indentures, Section 2.7)

  If any date scheduled for any payment of principal, premium, if any, or interest on the Mortgage Notes is not a Business Day, such payment may be made on the next succeeding Business Day without any additional interest. (Supplemental Indentures, Section 1.6)

REDEMPTION

  All of the Mortgage Notes issued with respect to any Property are subject to redemption prior to maturity, without the consent of the Trustee, in whole at any time at the option of the related Owner Trustee in connection with a voluntary refunding. The Mortgage Notes issued with respect to any Property are also subject to redemption, in whole, in the event that (a) on or after the seventh anniversary of the commencement of the term of the related Lease, Kmart determines that such Property is obsolete, no longer economic for Kmart's use or surplus to Kmart's needs (the "Termination Right") and Kmart has not elected, or has not satisfied the conditions, to assume, on a full recourse basis, the Owner Trustee's obligations with respect to such Mortgage Notes and has not elected to exercise its Substitution Right (as defined in "Description of the Leases--Substitution") or (b) the related Owner Participant becomes a competitor of Kmart (the "Competitor Option") and, as a result thereof, either
(i) the Property is sold to a third party or (ii) Kmart acquires the Property or the Owner Participant's interest therein and either has not elected, or has not satisfied the conditions, to assume, on a full recourse basis, the Owner Trustee's obligations with respect to such Mortgage Notes. See "Description of the Mortgage Notes--Assumption of Obligations by Kmart" and "Description of the Leases--Obsolescence Termination" and "--Substitution". The price of each Mortgage Note to be redeemed in each such case shall be equal to the unpaid principal amount of the Mortgage Notes to be redeemed plus accrued but unpaid interest thereon (the "Redemption Price") plus, if such redemption is made prior to the applicable Premium Termination Date, a Make-Whole Premium, if any. (Base Indentures, Sections 6.1 and 7.1; Leases, Articles 39 and 41; Participation Agreements, Section 3)

  The Make-Whole Premium, if any, on the Mortgage Notes will be determined by an independent investment banking institution of national standing (the "Investment Banker") selected by Kmart. The Investment Banker will first determine the Treasury Rate with respect to any redemption of Mortgage Notes. The Treasury Rate means, with respect to each Mortgage Note to be redeemed, a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity of United States Treasury securities maturing on the Average Life Date (as defined below) of such Mortgage

Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Mortgage Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Mortgage Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Mortgage Note is reported in the most recent H.15(519), as published in H.15(519)). H.15(519) means "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the third business day prior to the applicable Redemption Date. The Average Life Date for any Mortgage Note to be redeemed shall be the date which follows the Redemption Date, by a period equal to the Remaining Weighted Average Life of such Mortgage Note. The Remaining Weighted Average Life of such Mortgage Note, with respect to the redemption of such Mortgage Note, is the number of days equal to the quotient obtained by dividing (A) the sum of the products obtained by multiplying (1) the amount of each remaining principal payment on such Mortgage Note by (2) the number of days from and including the Redemption Date, to but excluding the scheduled payment date of such principal payment by (B) the unpaid principal amount of such Mortgage Note.

  To determine the Make-Whole Premium for any Mortgage Note, the Investment Banker then will determine, as of the third business day prior to the Redemption Date, the sum of the present values of all of the remaining scheduled payments of principal and interest to maturity on such Mortgage Note computed on a semiannual basis by discounting such payments (assuming a 360-day year consisting of twelve 30-day months) using such Treasury Rate. If the sum of these present values of the remaining payments as computed above exceeds the aggregate unpaid principal amount of the Mortgage Note to be redeemed plus any accrued but unpaid interest thereon, the difference will be payable as a premium upon redemption of such Mortgage Note. If the sum is equal to or less than such principal amount plus accrued interest, there will be no premium payable with respect to such Mortgage Note.

  The Mortgage Notes issued with respect to a Property shall, if Kmart does not exercise its Substitution Right, be redeemed following the occurrence of an Event of Loss with respect to such Property, at a price equal to the Redemption Price. See "Description of the Leases--Condemnation and Casualty" and "-- Substitution". (Base Indentures, Section 6.1; Leases, Articles 39 and 41)

  The Mortgage Notes issued with respect to each Property are subject to redemption or purchase by the related Owner Trustee (except during any period during which Kmart is an Owner Participant or otherwise controls such Owner Trustee), in whole, but not in part, if under the related Indenture an Indenture Default arising from a Lease Event of Default shall have occurred and
(i) the Indenture Trustee shall have given notice of its intent to accelerate such Mortgage Notes or (ii) such Indenture Default shall have continued for a period of 180 days or more during which such Mortgage Notes could, but shall not, have been accelerated at a price equal to the Redemption Price plus all other amounts then due and payable to the holders of such Mortgage Notes plus, in the case of redemption or purchase pursuant to clause (ii), if such Lease Event of Default shall have continued for less than 270 days and such redemption is made prior to the applicable Premium Termination Date, a Make-Whole Premium, if any. (Base Indentures, Section, 8.4(c))

  Any redemption of the Mortgage Notes shall occur on the respective date of redemption (the "Redemption Date") fixed in accordance with the related Indenture. The Redemption Date shall be the date designated in the notice of redemption given by the related Owner Trustee (or by Kmart pursuant to the related Lease) to the Indenture Trustee. Any such notice must be given not less than 30 days prior to the Redemption Date. (Base Indentures, Section 6.2 and 6.3)

SECURITY

  Two Mortgage Notes will initially be issued under each Indenture, and will be secured by, among other things, (i) an assignment to the Indenture Trustee of certain of the related Owner Trustee's rights under the

Lease with respect to the Property subject to such Indenture, including the right to receive rentals and certain other amounts payable thereunder by Kmart (but excluding Excepted Payments), (ii) a first mortgage lien on the Improvements and Estate for Years acquired by such Owner Trustee and leased to Kmart, subject to the rights of Kmart under the related Lease, and (iii) the related Owner Trustee's rights under the Option. The Mortgage Notes issued under an Indenture will not be secured by any of the Properties securing Mortgage Notes issued under any other Indenture and will not have cross-default provisions, with the result that the existence of an Indenture Default under an Indenture will not cause an Indenture Default under any other Indenture. Unless and until an Indenture Default has occurred and is continuing, payments under the Lease with respect to such Property in excess of the amount required to pay amounts owed in respect of the related Owner Trustee's Mortgage Notes will be paid to such Owner Trustee for distribution to the related Owner Participant and, accordingly, no such excess payments distributed prior to an Indenture Default will be available to satisfy any deficiency in the amount available to pay the related Mortgage Notes in full. (Base Indentures, Sections 4.1; Supplemental Indentures, Granting Clause and Section 2.12(b))

  Unless and until an Indenture Default has occurred and is continuing and the related Mortgage Notes have been declared due and payable, the Indenture Trustee may not exercise any of the rights of the Owner Trustee under the related Lease, except the right to receive payments of rentals due thereunder (other than Excepted Payments). (Supplemental Indentures, Granting Clause)

  Funds, if any, held from time to time by the Indenture Trustee with respect to any Property, including funds held as the result of an Event of Loss with respect to such Property or termination of the Lease related thereto, will be invested and reinvested in certain Permitted Investments selected by the Indenture Trustee. The Indenture Trustee will not be obligated to pay the amount of any loss resulting from any such investment directed by it. (Base Indentures, Section 9.4)

LIMITATION OF LIABILITY

  The Mortgage Notes are not direct obligations of, or guaranteed by, Kmart (except to the extent that it assumes the obligations of an Owner Trustee under any of the Mortgage Notes under the circumstances described under "--Assumption of Obligations by Kmart") or the Owner Trustees. None of the Owner Trustees, the Owner Participants or the Indenture Trustee, nor any affiliate thereof, shall be personally liable to any holder of a Mortgage Note or to the Indenture Trustee for any amounts payable under the Mortgage Notes or for any liability under such Indenture. All payments of principal, premium, if any, and interest on the Mortgage Notes issued with respect to any Property will be made only from the assets subject to the lien of the related Indenture and the income and proceeds received by the Indenture Trustee therefrom (including Basic Rent and certain amounts of Additional Rent payable by Kmart under the related Lease). (Base Indentures, Section 2.11) None of the Owner Trustees, the Owner Participants or the Indenture Trustee shall be personally liable for or in respect of this Prospectus.

INDENTURE DEFAULTS, NOTICE AND WAIVER

  Indenture Defaults under each Indenture include: (a) the occurrence and continuance of any Lease Event of Default under the related Lease (other than a Lease Event of Default related to Excepted Payments), (b) failure by the related Owner Trustee to pay when due any principal, Make-Whole Premium, if any, or interest on any Mortgage Note issued thereunder and continuance of that failure for 10 days, (c) failure by the related Owner Trustee to comply with any covenant contained in such Indenture or the related Participation Agreement (to the extent related to the Property subject to the lien of such Indenture), which continues unremedied for a period of 30 days (or such longer period but in no event more than 180 days) if the Owner Trustee is diligently proceeding to correct such failure at the end of the original 30-day period and reasonably expects to correct such failure within the additional 150-day period) after notice to such Owner Trustee by the Indenture Trustee or to such Owner Trustee and the Indenture Trustee by the holders of at least 25% of the outstanding principal amount of Mortgage Notes issued under such Indenture, (d) any representation or warranty made by the related Owner Trustee or Owner Participant in such Indenture or the related

Participation Agreement (to the extent related to the Property subject to the lien of such Indenture) shall prove at any time to have been inaccurate in any material respect as of the date made, and any material adverse impact of such inaccuracy shall continue unremedied for a period of 30 days (or such longer period (but in no event more than 60 days) if such falseness or inaccuracy is susceptible to being remedied within a reasonable period of time if such Owner Trustee or Owner Participant, as applicable, is diligently proceeding to correct such failure at the end of the original 30-day period and reasonably expects to correct such failure within the additional 30-day period) after notice to such Owner Trustee by the Indenture Trustee or to such Owner Trustee and the Indenture Trustee by the holders of at least 25% of the outstanding principal amount of Mortgage Notes issued under such Indenture, and (e) the occurrence of certain events of bankruptcy, reorganization or insolvency of the related Owner Trustee. (Base Indentures, Section 8.1)

  In the event Kmart fails to make any semiannual basic rental payment when due under any Lease and such failure shall not constitute the fourth or subsequent consecutive or the seventh or subsequent cumulative such failure, then the related Owner Trustee or Owner Participant may furnish to the Indenture Trustee an amount equal to but not less than all principal and interest as shall then be due on the related Mortgage Notes, together with any overdue interest, in which event the Indenture Trustee and the holders of outstanding Mortgage Notes issued under such Indenture may not exercise any remedies otherwise available under such Indenture or the Lease securing the Mortgage Notes issued thereunder as the result of such failure to make such rental payment. An Owner Trustee may also cure any other default by Kmart in the performance of its obligations under the related Lease. The cure rights described above will not apply during any period during which Kmart is an Owner Participant or otherwise controls the related Owner Trustee. (Base Indentures, Section 8.4; Leases, Article 42)

  Each Indenture provides that the Indenture Trustee must, within 30 days after any event resulting in the occurrence of an Indenture Default or any event that would, with notice or the passage of time or both, be an Indenture Default, known by it, give notice thereof to the holders of the Mortgage Notes issued thereunder. (Base Indentures, Section 5.10)

  The holders of not less than a majority in aggregate unpaid principal amount of the outstanding Mortgage Notes issued under any Indenture may direct the Indenture Trustee thereunder, on behalf of all holders, to waive any past default under such Indenture except a default in the payment of the principal, premium, if any, or interest on or other amounts due under any such Mortgage Note or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of a Mortgage Note. (Base Indentures, Section 8.3)

REMEDIES

  Upon the occurrence of an Indenture Default resulting from the bankruptcy, insolvency or reorganization of the related Owner Trustee, or a Lease Event of Default resulting from the bankruptcy, insolvency or reorganization of Kmart, the unpaid principal amount of the Mortgage Notes issued under such Indenture, together with interest accrued but unpaid thereon without premium, and all other amounts due thereunder and under such Indenture, shall become due and payable. Upon the occurrence of any other Indenture Default, the Indenture Trustee may, or when instructed by the holders of at least 25% of the aggregate outstanding principal amount of the Mortgage Notes issued under such Indenture shall, declare the principal of all the Mortgage Notes outstanding under such Indenture, together with the interest accrued but unpaid thereon, but without premium, and all other amounts due thereunder and under such Indenture, immediately due and payable. (Base Indentures, Section 8.2)

  The holders of a majority in aggregate principal amount of outstanding Mortgage Notes under an Indenture may rescind any declaration of acceleration by the Indenture Trustee, whether made on its own accord or as directed by holders of such Mortgage Notes, at any time prior to the sale of all or part of the related Indenture Estate if (i) there has been paid or deposited with the Indenture Trustee an amount sufficient to pay (a) all overdue installments of interest on all such Mortgage Notes, (b) the principal of and premium, if any, on any Mortgage Notes that has become due otherwise than by such declaration, and interest thereon as provided therein, and (c) to the extent permitted by law, interest on overdue installments of interest and (ii) all Indenture Defaults under such Indenture, other than the non-payment of principal that has become due solely because of such acceleration, have been cured or waived. Such rescission will be binding upon all holders of the Mortgage Notes, but no such rescission will affect any subsequent default or impair any right or remedy consequent thereon. (Base Indentures, Section 8.2(c))

  If an Indenture Default has occurred and is continuing, the Indenture Trustee may, and upon the written request of the holders of not less than a majority in aggregate unpaid principal amount of the related outstanding Mortgage Notes shall, subject to the condition described below and the related Owner Trustee's rights to cure such Indenture Default or to redeem or purchase such Mortgage Notes, exercise certain rights and remedies available to it under the related Lease, such Indenture and applicable law, including the right to (a) take possession of the related Indenture Estate, either directly or through an agent or court appointed receiver, and exclude such Owner Trustee and Kmart, (b) foreclose on the Indenture Estate and (c) enforce any security interests in personal property; provided that the Indenture Trustee may not exercise any remedy against the Indenture Estate seeking to deprive such Owner Trustee of its interests therein unless a declaration of acceleration of such Mortgage Notes has been delivered to such Owner Trustee and to Kmart. (Supplemental Indentures, Section 2.1) See "Description of the Leases--Remedies".

  In connection with an Indenture Default that arises solely by reason of a Lease Event of Default, the Indenture Trustee may not foreclose the lien of such Indenture or exercise any of its rights and remedies under the related Indenture that would result in the exclusion of the related Owner Trustee from the Indenture Estate or any substantial part thereof demised under the related Lease unless (a) the Indenture Trustee shall have exercised or shall be concurrently exercising remedies under such Lease involving termination of such Lease or of Kmart's right to possession thereunder or (b) such Lease Event of Default shall have continued for a period of at least 270 days and a stay prohibiting the exercise of such remedies shall be in effect as of the expiration of such 270-day period. (Supplemental Indentures, Section 2.1(a))

  So long as no Lease Event of Default shall have occurred and be continuing, Kmart is entitled to undisturbed possession of the Property subject to the related Lease, even if an Indenture Default has occurred and is continuing under the related Indenture. (Supplemental Indentures, Section 2.7) Because each Indenture provides for certain Indenture Defaults that are not caused by a Lease Event of Default under the related Lease, there are circumstances in which the Mortgage Notes issued with respect to a Property may be accelerated even if no default exists under the related Lease. In such case, notwithstanding any acceleration, Kmart would not be obligated to pay more than the amounts of rent required to be paid periodically under the Lease.

  The holders of a majority in aggregate unpaid principal amount of Mortgage Notes outstanding under any Indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee; provided that such direction does not conflict with applicable law or with the rights of the Owner Trustee under such Indenture; and provided further that the Indenture Trustee may take any other action it deems proper that is not inconsistent with such direction. (Supplemental Indentures, Section 2.4)

  If an Indenture Default under any Indenture occurs and is continuing, any sums held or received by the Indenture Trustee (other than Excepted Payments) may be applied to reimburse the Indenture Trustee for all amounts then due to it under such Indenture prior to any payments to holders of the Mortgage Notes issued under such Indenture. (Base Indentures, Section 4.3)

  In the event of a bankruptcy of any Owner Participant, it is possible that, notwithstanding that such Owner Participant's interest in each Property is owned by the applicable Owner Trustee in trust, the related Leases, Owner Trustee and Mortgage Notes might become affected by the bankruptcy proceedings. In such event, payments under such Leases or on such Mortgage Notes might be interrupted and the ability of the

Indenture Trustee to exercise its remedies under the related Indentures might be restricted, although the Indenture Trustee would retain its status as a secured creditor in respect of the related Leases and Properties.

POSSIBLE RECHARACTERIZATION OF THE LEASES AS LOANS FOR CERTAIN STATE LAW
PURPOSES

  For federal and state income tax and accounting purposes, it is the intention and belief of Kmart that each leveraged lease transaction entered into by Kmart constitutes a "true lease". In this regard, Kmart has agreed not to take or omit to take any action during the Lease term inconsistent with "true lease" classification under state law. Notwithstanding the foregoing, in an action involving the enforcement of any Lease, a court might determine that the related leveraged lease transaction entered into by Kmart was actually a loan, and accordingly that the conveyance by Kmart to the related Owner Trustee constitutes an equitable mortgage of the related Property. Under such circumstances, the related Owner Trustee would be considered a secured lender to Kmart for purposes of enforcing state law landlord remedies, and the Indenture Trustee would be considered a lender to such Owner Trustee holding an assignment of the security. Consequently, to enforce Kmart's payment obligations under such Lease, the related Owner Trustee or the Indenture Trustee would be required to comply with the procedural requirements of, and would be subject to the legal limitations on recovery, if any, under, the laws of the state in which the leased property is located that are applicable to a lender seeking to recover the principal of a loan secured by real property. It is unclear whether the mortgage interest deemed to be held by the Owner Trustee in a recharacterized transaction would be deemed to be properly perfected and thus enforceable against other third party creditors. If the mortgage interest were deemed perfected, the Owner Trustee (and, by assignment, the Indenture Trustee) would have a secured claim against Kmart. If such mortgage interest were not deemed perfected, it could be defeated by other creditors or a trustee in bankruptcy, in which event the Owner Trustee (and, by assignment, the Indenture Trustee) would be limited to an unsecured claim against Kmart in an amount at least equal to the principal of, and accrued interest on, the outstanding related Mortgage Notes. In either event such secured or unsecured claim would not be subject to the limitations on lessor damages imposed by
Section 502(b)(6) of the Bankruptcy Code. See "Description of the Leases-- Consequences of Kmart's Bankruptcy".

MODIFICATION OF INDENTURES AND OTHER DOCUMENTS

  The parties to the Leases, Participation Agreements, the Agreement and the other Operative Documents (as defined in the Glossary) may grant consents under, or modify, waive, amend or supplement certain provisions of such Operative Documents without the consent of any holder of outstanding Mortgage Notes, provided that no such modification, amendment, supplement, consent or waiver shall, without the consent of the holder of each outstanding Mortgage Note affected thereby, modify, amend or supplement, or give any consent in respect of or waive any provision of any related Lease in any manner (i) as to reduce the amounts payable by Kmart under the Leases, or change the time for the payment thereof, so that such payments are less than the amounts necessary to pay the principal of, Make-Whole Premium, if any, and interest on the outstanding Mortgage Notes when due (whether at maturity, upon acceleration or otherwise) or (ii) as would release Kmart from its obligation in respect of payment of rent or any other amount payable under the Leases and intended to be used to pay the principal of, Make-Whole Premium, if any, or interest on the Mortgage Notes, in any manner inconsistent with clause (i) above. In addition, without the consent of the Indenture Trustee given at the direction of the holders of at least a majority of the outstanding related Mortgage Notes, the Owner Trustee may not (except as it relates to certain indemnity or other payment to the Owner Trustee or the Owner Participant) agree to any amendment to, waiver, discharge, supplement or termination of, or grant any consent under, certain specified provisions of such Operative Documents, including provisions of the Leases relating to (i) the permitted uses of the Properties;
(ii) certain conditions Kmart must satisfy in order to construct improvements to any Property; (iii) the rights of Kmart upon the occurrence of an Event of Loss or adversely affect or delay or decrease the amount of any redemption of the Mortgage Notes; (iv) the events constituting Lease Events of Default; or
(v) the remedies available to the Owner Trustee upon the occurrence of a Lease Event of Default, if, in general, such amendment, waiver, discharge, supplement, termination or consent would materially adversely affects the rights of the holders of the Mortgage Notes. (Supplemental Indentures, Granting Clause)

  Each Indenture contains provisions permitting the related Owner Trustee and the Indenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the related Mortgage Notes, to add, modify or eliminate any provision of such Indenture, except that, without the consent of the holder of each Mortgage Note outstanding under such Indenture affected thereby, no amendment or modification of such Indenture may (a) change the stated maturity of the principal of, or any installment of interest on, or the dates or circumstances of payment of Make-Whole Premium, if any, on, any Mortgage Note, or reduce the principal amount thereof or the interest thereon or any amount payable upon the redemption thereof, or change the circumstances for redemption or change the place of payment where, or the coin or currency in which, any Mortgage Note or the Make-Whole Premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment of principal or interest on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or such payment of Make-Whole Premium, if any, on or after the date such Make-Whole Premium becomes due and payable or change the dates or the amounts of payments to be made through installment payments; (b) permit the creation of any lien prior to the lien of such Indenture with respect to any of the related Indenture Estate or deprive the holder of any such Mortgage Note of the security afforded by the lien of such Indenture except as may be required to release property from the lien of such Indenture as expressly provided in such Indenture; (c) terminate the related Lease, reduce the amounts payable under such Lease or change the time for the payment thereof so that such payments are less than the amounts necessary to pay when due the principal of, Make-Whole Premium, if any, and interest on the outstanding Mortgage Notes; (d) reduce the percentage in principal amount of the outstanding Mortgage Notes, the consent of the holders of which is required for any such amendment, or the consent of the holders of which is required for any waiver provided for in such Indenture; or (e) modify the provisions of such Indenture governing amendments or waivers thereunder except to increase the percentage of holders of Mortgage Notes necessary to permit certain actions or to add provisions of such Indenture that cannot be modified or waived without the consent of each holder of a Mortgage Note affected thereby. (Base Indentures, Section 11.2)

  Each of the Owner Trustees and the Indenture Trustee will agree in the Participation Agreements (i) to comply with the provisions of the related Indenture, (ii) not to waive any provision of such Indenture requiring Kmart's consent thereunder, and (iii) not to amend, supplement, waive or otherwise modify any provision of such Indenture in such a manner as to adversely affect the rights or increase the obligations of Kmart or the Owner Participant without the prior written consent of such party. (Participation Agreements, Section 17)

DISCHARGE OF LIEN

  Each Indenture will cease to be of further effect when, among other things,
(a) the principal of, Make-Whole Premium, if any, and interest on all outstanding Mortgage Notes have been paid, (b) all Mortgage Notes issued thereunder have been delivered to the Indenture Trustee for cancellation, or
(c) (i) all Mortgage Notes issued thereunder and not theretofore delivered to the Indenture Trustee for cancellation will mature or are to be called for redemption such that they will be due and payable within one year, and (ii) there shall have been irrevocably deposited with the Indenture Trustee in trust cash in an amount that will be sufficient to pay, or direct obligations of the United States of America maturing in such amounts and at such times as will ensure the availability of cash sufficient to pay, when due, the principal of, Make-Whole Premium, if any, and interest on all such Mortgage Notes. (Base Indentures, Section 3.1)

ASSUMPTION OF OBLIGATIONS BY KMART

  Upon exercise of the Termination Right or Kmart's acquisition of a Property or the Owner Participant's interest in a Property following the exercise of the Competitor Option, Kmart may elect to exchange the Mortgage Notes related to such Property for secured, full recourse securities of Kmart to be issued under a restated indenture, provided that, in addition to the satisfaction of other conditions, prior to such assumption, Kmart shall have delivered to the Indenture Trustee an opinion of counsel to the effect that such assumption will not (i) cause any Pass Through Trust holding any such Mortgage Notes to become an "investment company" as defined in the Investment Company Act of 1940, as amended, (ii) cause any holder of any such Mortgage Notes to recognize income, gain or loss for tax purposes in connection with such assumption or (iii) cause any adverse tax consequences as to holders of the Mortgage Notes or to the Certificateholders, and in connection therewith shall execute a restated indenture (such restated indenture, the "Company Indenture"). See "Description of the Leases--Obsolescence Termination" and "--The Participation Agreements". Such Property will thereafter be subject to the lien of the Company Indenture, and the Company Indenture will be reasonably satisfactory to the Indenture Trustee and will incorporate certain relevant provisions of the Lease so terminated, including (among others) provisions relating to maintenance, possession and use of such Property, liens, insurance and events of default. (Base Indentures, Section 7.1)

                           DESCRIPTION OF THE LEASES

  The statements under this caption are summaries of the terms of the Leases and do not purport to be complete. The summaries make use of terms defined in and are qualified in their entirety by reference to all of the provisions of each Lease, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Except as otherwise indicated, the following summaries relate to each of the Leases securing the related Mortgage Notes. Citations to the relevant sections of the Leases and Participation Agreements appear below in parentheses.

TERM AND RENT

  Each Owner Trustee will lease each Property to Kmart pursuant to a Lease for an interim term and a subsequent base term commencing January 2, 1996 which together total 25 years. (Leases, Article 2) Rents are required to be paid by Kmart under the Leases in immediately available funds on each January 2 and July 2, commencing January 2, 1996 (the "Rent Payment Dates"). On each Rent Payment Date, the aggregate amount of rents payable under each Lease will be at least equal to the aggregate scheduled amount of principal and interest due on the outstanding Mortgage Notes issued under the related Indenture on such date. (Leases, Article 3(d)) Kmart's obligation to pay rent is absolute and unconditional, and, with certain limited exceptions, payments of rent under the Leases are to be made without notice, demand, counterclaim, setoff, deduction, defense, abatement, or reduction. (Leases, Article 4)

NET LEASES; MAINTENANCE

  The obligations of Kmart under each Lease are those of a lessee under a "net lease". Accordingly, Kmart will be obligated under each Lease to pay the real estate taxes attributable to the related Property as well as the Land related thereto as well as all other costs and expenses of operating and maintaining the related Property. (Leases, Articles 6, 9 and 11)

  Each Lease requires Kmart to maintain the related Property in good repair and condition, ordinary wear and tear excepted, consistent with the standard of maintenance employed by Kmart as of the date of the Lease with respect to similar properties owned or leased by Kmart and located in the general geographic area where the Property is located, and in compliance with applicable laws and health and safety standards. (Leases, Article 9)

USE; NO CONTINUOUS OPERATION

  Each Property may be used for any lawful purpose; provided that no use of any Property may be made that would: (i) be a public nuisance; (ii) cause such Property to become a "tax-exempt use property" within the meaning of Section 168(h) of the Code, or any successor statute thereto, or to become a "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code; (iii) void any certificate of occupancy required for such Property; (iv) cancel or make it commercially unreasonable to obtain the issuance of any insurance policy required for such Property by the related Lease; or (v) increase the related Owner Trust's risk of environmental liability. (Leases, Article 17)

  Kmart is not obligated under any Lease to operate a business at the related Property, except as required by law or by other agreement binding on such Property. (Leases, Article 5)

ALTERATIONS AND ADDITIONAL CONSTRUCTION

  So long as no Material Default or Lease Event of Default (each as defined under "--Events of Default") under a Lease shall have occurred and be continuing, Kmart may, at its own expense, make alterations and additions to the related Improvements and erect or construct additional buildings or structures on the related Property ("Alterations"), provided that such Alterations shall not diminish the fair market value or remaining useful life of such Property or increase the risk of environmental liability with respect to such Property and that such Property shall not, as a result of the Alterations, be characterized as "limited use property". In connection with any alterations, additions or erection of additional improvements, Kmart shall perform and complete all work in a first-class, workmanlike manner in compliance with applicable laws. Kmart shall also have the right, with the applicable Owner Trustee's consent, to demolish the Improvements with respect to a particular Property in their entirety, which consent shall not be unreasonably withheld if such Improvements are replaced within 18 months with a building of at least equivalent fair market value and remaining useful life and that at the time of such demolition (i) the long-term senior unsecured debt securities of Kmart shall be rated investment grade by at least two nationally recognized statistical rating organizations and (ii) Kmart shall then meet the Net Worth Standard (as defined in "--Insurance"). All Alterations shall be and remain the property of the related Owner Trustee subject to all of the terms and provisions of the related Lease. (Leases, Article 10) All trade fixtures and furniture installed at the expense of Kmart shall remain the property of Kmart, not subject to the lien of the related Indenture. (Leases, Article 27)

  Each Owner Trustee names Kmart as its attorney-in-fact, subject to certain limitations and conditions, to grant easements, release existing easements, make dedications, execute annexation petitions and amend covenants and restrictions in respect of any Property that do not impair the usefulness of such Property for the purposes contemplated and permitted by the related Lease, or reduce the fair market value or remaining useful life of such Property and shall not cause such Property to be characterized as "limited use property" for certain federal income tax purposes. (Leases, Article 13)

LIENS

  Under each Lease, Kmart, as lessee, covenants that it shall not, during the term of such Lease, directly or indirectly create, incur, assume, suffer or permit any lien or encumbrance on or with respect to the related Property or any part thereof, any rent, title thereto or interest therein, up to and including the date of the end of the term of such Lease, other than certain permitted liens. Kmart shall promptly, but no later than 30 days after the attachment thereof, at its own expense, discharge, eliminate or bond in a manner satisfactory to the related Owner Trustee any lien that is not a permitted lien. (Leases, Article 19)

ASSIGNMENT OR SUBLEASING

  Under each Lease, upon the satisfaction of certain conditions and so long as no Lease Event of Default or Material Default thereunder shall have occurred and be continuing, Kmart may assign its right, title and interest to and under such Lease to any person, provided that any assignment shall be expressly subordinate to the related Lease. Notwithstanding any such assignment, Kmart will remain primarily liable for the performance of its obligations under such Lease. (Leases, Article 17)

  With respect to each Property, upon the satisfaction of certain conditions and so long as no Lease Event of Default or Material Default with respect thereto shall have occurred and be continuing, Kmart has the right to sublease all or any portion of such Property to any person, provided that any sublease shall be expressly subordinate to the related Lease. No sublease may extend beyond the end of the term of the applicable Lease. Notwithstanding any such sublease, Kmart will remain primarily liable for the performance of its obligations under the related Lease. (Leases, Article 17)

INSURANCE

  Under each Lease, Kmart is required, at its own cost and expense, to carry insurance against loss by fire and other casualties included under extended-coverage, all-risk endorsements, in an amount not less than 100% of the full insurable replacement value of the Improvements constituting part of the Property, comprehensive general liability insurance with minimum coverage of $5,000,000 with respect to injury of any one person, $5,000,000 with respect to any one accident or disaster and $5,000,000 with respect to damage to property, and such additional coverages as may be required under any of the Operative Documents. In no event shall the deductible amount under such casualty insurance policies exceed $250,000. In any event, Kmart shall maintain insurance on the Properties as maintained by Kmart with respect to similar properties owned or leased by Kmart and located in the general geographic area where the related Property is located. Notwithstanding the foregoing, Kmart may elect to self-insure any Property against casualty, workers' compensation and liability risks; provided that Kmart maintains a consolidated tangible net worth of at least $1,000,000,000 calculated in accordance with generally accepted accounting principles, subject to certain adjustments (the "Net Worth Standard"). (Leases, Articles 7 and 14)

CONDEMNATION AND CASUALTY

  In the event of a total or substantial casualty to the Improvements comprising a portion of any Property, Kmart may elect to terminate the related Lease. In the event of a permanent or temporary condemnation of a Property or such portion thereof that either, in Kmart's judgement, renders the Property unsuitable for its intended use or materially impairs the points of ingress and egress to the Property (any such event, or any total or substantial casualty described in the preceding sentence, an "Event of Loss"), Kmart is obligated to terminate the related Lease. If Kmart elects or is obligated to terminate the related Lease, it shall be obligated to make a rejectable offer to purchase the related Property for an amount at least equal to the outstanding principal and accrued but unpaid interest on the related Mortgage Notes. The applicable Owner Trustee may not reject such offer unless it deposits with the Indenture Trustee amounts sufficient to pay the outstanding principal of the related Mortgage Notes. (Leases, Articles 14, 15 and 40)

  If following a casualty or condemnation to any Property, Kmart does not or is not entitled to terminate the related Lease, Kmart will be obligated to restore such Property at its own expense as nearly as practicable to the condition that existed immediately prior to such casualty or condemnation. Kmart is obligated to complete such restoration prior to the expiration of the term of the related Lease or as soon as possible following the termination of such Lease. If Kmart meets the Net Worth Standard at the time of the condemnation or casualty, or if insurance proceeds or a condemnation award due to such occurrence are less than $250,000 and no Material Default or Lease Event of Default has occurred and is continuing, any such insurance proceeds or condemnation awards shall be payable to Kmart for restoration and repair of the Property. If Kmart does not meet the Net Worth Standard at the time of such loss, and if such condemnation award or casualty proceeds are in excess of $250,000, however, the net proceeds of such insurance claim or condemnation award shall, if the related Indenture is outstanding, be deposited with the Indenture Trustee and shall be disbursed to Kmart upon progress of completion of restoration, repair, replacement or rebuilding, subject to certain provisions set forth in the related Lease. In the event that condemnation proceeds exceed the actual cost of restoration, the Indenture Trustee shall have the right to retain the excess proceeds and apply the same in accordance with the related Indenture. (Leases, Articles 14, 15 and
16)

OBSOLESCENCE TERMINATION

  At any time following the seventh anniversary of the commencement of the interim term of the Lease and provided that no Lease Event of Default or Material Default has occurred and is continuing, Kmart may terminate any Lease if it determines that the related Property has become obsolete, is no longer economic for Kmart's use or surplus to Kmart's needs. In such event, such Property may be (i) transferred to Kmart for an amount sufficient to redeem the related Mortgage Notes (including the Make-Whole Premium, if any, thereon),
(ii) sold to a third party, with any difference between the amount specified in clause (i) and the net sale price being paid by Kmart or (iii) retained by the related Owner Trustee, provided that such Owner Trustee shall not be entitled to retain the Property unless it deposits with the Indenture Trustee cash or cash equivalents in an amount sufficient for the redemption of the related Mortgage Notes (exclusive of accrued interest thereon and the Make-Whole Premium, if any) which amounts will be paid by Kmart on the applicable redemption date). The foregoing notwithstanding, under certain circumstances, Kmart may elect to exchange the related Mortgage Notes for secured, full recourse securities of Kmart to be issued under a restated indenture upon the exercise of the Termination Right with respect to such Property and the transfer of such Property to Kmart, in which case such Mortgage Notes would not be redeemed. See "Description of the Mortgage Notes--Assumption of Obligations by Kmart". (Base Indentures, Section 7.1; Leases, Article 39) Kmart may also elect under certain circumstances to substitute another property for the Property subject to the related Lease. (Leases, Article 41) See "--Substitution".

EVENTS OF DEFAULT

  Events of default under each Lease ("Lease Events of Default") include the following:

    (i)the failure by Kmart to pay any installment of Basic Rent or any amount of Additional Rent constituting Termination Value or amounts in respect of the Make-Whole Premium, if any, within five days after the same is due if the Owner Trustee has given Kmart notice of such due date before such due date, or within ten days of the due date if the Owner Trustee does not deliver such notice;

    (ii)the failure by Kmart to make any payment constituting Additional Rent (other than amounts of Additional Rent described in clause (i) above) within 15 days after notice to Kmart of non-payment;

    (iii)the failure by Kmart to maintain insurance as required by the Lease or any other Operative Document;

    (iv)the failure by Kmart to perform any of its other covenants or obligations under the Lease or any of the other Operative Documents (other than the Tax Indemnification Agreement (as defined in such Lease)) within 30 days after notice thereof; provided that any non-monetary default that is curable but is not susceptible to a cure within 30 days shall not be deemed a default if a cure is commenced within 30 days after such notice and is diligently pursued thereafter; and provided further that in no event shall such cure period for a non-monetary default exceed 180 days;

    (v)certain events of bankruptcy, insolvency, reorganization pursuant to bankruptcy or similar laws, receivership, dissolution or liquidation of Kmart; and

    (vi)any representation or warranty by Kmart in such Lease or any of the other Operative Documents (other than the Tax Indemnification Agreement) or in any certificate expressly required to be delivered pursuant thereto shall have been false or incorrect when made in any respect material to the related Owner Trustee or Owner Participant and such falseness or incorrectness is material to such Owner Trustee or Owner Participant and continues to be material, and shall not have been cured within 30 days after receipt of written notice by Kmart from such Owner Trustee, unless the default is curable and Kmart shall be diligently proceeding to correct such default; provided that in no event shall such cure period exceed 60 days.

  For purposes of each Lease, a "Material Default" shall include an event of the type described in clause (i) or (v) above that, with the passage of time or the giving of notice, or both, would become a Lease Event of Default.

  To the extent that any failure by Kmart to perform any covenant or obligation or any breach of a representation or a warranty relates solely to a Property or Properties other than the Property subject to a particular Lease, such failure or breach shall not give rise to a Lease Event of Default under such Lease. (Leases, Article 20)

REMEDIES

  If a Lease Event of Default has occurred and is continuing with respect to any Lease, the related Owner Trustee may declare such Lease to be in default. Except as provided below, and to the extent permitted by law, the related Owner Trustee may at any time thereafter exercise one or more of the remedies set forth in the Lease, including the right to terminate such Lease and repossess and use or relet the related Property, to sell such Property or any part thereof, together with any interest of such Owner Trustee in such Property free and clear of Kmart's rights, and so long as such Property has not been sold, to require Kmart to pay as liquidated damages, certain unpaid rent plus any one of the following sums: (a) the difference between a stipulated termination value identified in the related Lease (the "Termination Value") and the present value of the fair market rental value of such Property, for the remainder of the term of such Lease, such present value to be computed using a per annum rate equal to the weighted average rate of interest per annum borne by the related Mortgage Notes as of the closing date (the "Debt Rate"), discounted semiannually from the dates such rent would be paid; (b) the difference between the present value computed using a per annum rate equal to the Debt Rate of all rents, discounted semiannually, for the remainder of the base or applicable renewal term of the Lease (the "Discounted Basic Rents") and the present value computed using a per annum rate equal to the Debt Rate of the fair market rental value of such Property for the remainder of such term, discounted semiannually; (c) an amount equal to such Property, the Discounted Basic Rents and the Termination Value; or
(d) the Termination Value of such Property and the fair market sales value of such Property. If such Property has been sold, Kmart would be required to pay the difference, if any, between the sale proceeds and Termination Value. (Leases, Article 21) The Indenture Trustee, as assignee of the related Owner Trustee under the related Indenture, may exercise the remedies of such Owner Trustee under the related Lease.

SUBSTITUTION

  Under each Lease, so long as no Lease Event of Default or Material Default shall have occurred and be continuing, Kmart may substitute another property (the "Substitute Property") for the related Property (the "Substitution Right"), either following an Event of Loss or, in the event that Kmart becomes obligated to purchase such Property, following exercise by Kmart of the Termination Right. Kmart may not substitute a Substitute Property for the related Property unless it satisfies certain conditions with respect to the Substitute Property, including but not limited to, (i) the fair market value and useful life of the Substitute Property are not less than the fair market value and useful life of the Property immediately prior to the event which gave rise to the substitution,
(ii) Kmart shall deliver an environmental assessment report, survey and title search report, each of which shall be satisfactory to the Owner Trustee and the Indenture Trustee and (iii) the substitution shall not reduce the amount or timing of any rents due under such Lease. Kmart shall not be entitled to substitute a Property unless (i) the long-term senior unsecured debt securities of Kmart shall then be rated investment grade by at least two nationally recognized statistical ratings organizations, and (ii) Kmart shall then meet the Net Worth Standard. (Leases, Article 41)

THE PARTICIPATION AGREEMENTS

  Kmart is required to indemnify each Owner Participant, each Owner Trustee, the Indenture Trustee, the Remainderman Participant, the Remainderman Trustee and the Trustee for certain losses and claims and for certain other matters. (Participation Agreements, Section 23) Subject to certain restrictions, each Owner Participant may transfer its interest in the Properties. (Participation Agreements, Section 2)

  If any Owner Participant becomes a competitor of Kmart during the term of the related Leases, Kmart may exercise the Competitor Option (provided that no Lease Event of Default or Material Default has occurred and is continuing under such Leases) in which event such Owner Participant will have the right for a 90-day period to sell the related Properties or its interest in the related Properties to a transferee other than Kmart or its affiliates, and if such transfer occurs during the 90-day period, the related Mortgage Notes will not be redeemed. If a transfer by such Owner Participant does not occur during the 90-day period, (i) the related Properties may be (a) transferred to Kmart for an amount equal to the Redemption Price, plus, if such transfer is made prior to the applicable Premium Termination Date, a Make-Whole Premium, if any, plus any other amounts that Kmart owes to such Owner Participant and Owner Trustee or (b) sold to a third party, with the excess of the Redemption Price, plus, if such transfer is made prior to the applicable Premium Termination Date, a Make-Whole Premium, if any, plus any other amounts that Kmart owes to such Owner Participant and Owner Trustee over the net sale price being contributed by Kmart; or (ii) the Owner Participant's interest in the related Properties may be (a) transferred to a third party, in which case the related Mortgage Notes will not be redeemed, or
(b) transferred to Kmart for an amount equal to the Redemption Price, plus, if such transfer is made prior to the applicable Premium Termination Date, a Make-Whole Premium, if any, plus any other amounts that Kmart owes to the related Owner Participant and Owner Trustee. Under certain conditions Kmart may elect to purchase the related Properties or the related Owner Participant's interest therein subject to the lien of the Indenture, and assume, in accordance with and subject to the terms of the Indenture, personal liability for the payment of the related Mortgage Notes and in such event such Mortgage Notes will not be redeemed. (Base Indentures, Section 6.1; Participation Agreements, Section 3)

CONSEQUENCES OF KMART'S BANKRUPTCY

  If Kmart were to become a debtor in a bankruptcy proceeding under the Bankruptcy Code, Kmart or its bankruptcy trustee could seek to reject any or all of the Leases. If the bankruptcy court treated any Lease as a true lease and approved the rejection of such Lease, such rejection would constitute a breach of such Lease and, as provided in applicable non-bankruptcy law, deprive Kmart of the use and possession of the related Property. If any Lease were rejected, rental payments thereunder would terminate, thereby leaving the related Owner Trustee (and by virtue of the assignment effected by the Indentures, the Indenture Trustee) without regular rent payments and with a claim for damages as a source of payment of amounts due under the Mortgage Notes issued in respect of the Property leased pursuant to the rejected Lease. Under section 502(b)(6) of the Bankruptcy Code, a claim by a lessor for damages resulting from the rejection by a debtor of a lease of real property is limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15 percent (but not more than three years) of the remaining term of the lease, plus rent already due but unpaid. There can be no assurance that any such claim for damages would be sufficient to provide for the repayment of the Mortgage Notes issued under the Indenture related to such Lease. Regardless of any limitation of damages pursuant to section 502(b)(6) of the Bankruptcy Code, the Indenture Trustee under the related Indenture could also seek to foreclose upon its lien and security interest in the related Property under applicable state law, which lien and security interest would not be affected by rejection of the related Lease, and apply the proceeds of any foreclosure sale to any amounts unpaid with respect to the related Mortgage Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel to Kmart, the following discussion accurately describes the material federal income tax consequences of the ownership and disposition of Certificates. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or different interpretation. Moreover, certain of the anticipated federal income tax consequences discussed herein are based on regulations of the Treasury Department ("Treasury Regulations") which are proposed and subject to change and which are not binding authority until adopted as final or temporary Treasury Regulations. As a result, definitive guidance cannot be provided regarding all of the federal income tax consequences to Certificateholders or to the Pass Through Trusts. In addition, there can be no assurance that the Internal Revenue Service or the courts would not take positions different from those discussed herein and which positions could be materially adverse to Certificateholders. Investors should consult their own tax advisors in determining the federal, state, local, foreign and any other tax consequences to them of the purchase, ownership, redemption and/or disposition of the Certificates, including the advisability of making any elections discussed herein. This discussion does not purport to address federal income tax consequences applicable to particular categories of investors some of which (for example, insurance companies and foreign investors) may be subject to special rules.

  PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CERTIFICATES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION DISCUSSED BELOW.

  The Pass Through Trusts will not be indemnified for any federal income taxes that may be imposed upon them, and the imposition of any such taxes could result in a reduction in the amounts available for distribution to the holders of Certificates evidencing interests in the affected Pass Through Trust.

GENERAL

  Based upon an interpretation of analogous authorities under currently applicable law, the Pass Through Trusts created by the Agreements will not be classified as associations taxable as corporations, but, rather will be classified as grantor trusts under Subpart E, Part 1, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"). Each Certificateholder will be treated as the owner of a pro rata undivided interest in each of the Mortgage Notes or any other property held in the Pass Through Trust in which the Certificate held by such holder evidences an interest.

  In reaching the conclusion that each of the Pass Through Trusts will be classified as a grantor trust, counsel considered whether the Pass Through Trusts could be recharacterized as "taxable mortgage pools" which are treated as corporations for federal income tax purposes. Generally, an entity is classified as a "taxable mortgage pool" only if, among other requirements, the entity is the obligor on debt obligations (or equity interests with terms similar to debt obligations) with two or more maturities. Because each Pass Through Trust will issue only one class of beneficial interest having only one maturity date, the Pass Through Trusts could be treated as "taxable mortgage pools" only if the two Pass Through Trusts were integrated (i.e., treated as one trust). While there is no authority directly on point, in rendering its opinion that the Pass Through Trusts will be treated as grantor trusts, counsel concluded that the Pass Through Trusts should be respected as separate entities, in part, because (i) each Pass Through Trust will own separate assets, (ii) each Pass Through Trust will have separate independent Trustees,
(iii) each Pass Through Trust will have separate sets of Certificateholders and
(iv) each Pass Through Trust will have independent economic substance. Proposed Treasury Regulations under section 7701(i) of the Code provide that for purposes of applying the taxable mortgage pool rules, ownership interests in entities that are classified as "investment trusts" under the rules of Treasury Regulations section 301.7701-4(c) will not be treated as debt obligations of such trusts. Since each Pass Through Trust is expected to be classified as an "investment trust" under such Treasury

Regulations, the Proposed Treasury Regulations would confirm that the taxable mortgage pool rules should not apply to the Pass Through Trusts.

  Each Certificateholder, in accordance with its method of accounting, will be required to report on its federal income tax return its pro rata share of the interest and other income from the Mortgage Notes or any other property held in the related Pass Through Trust and may, subject to applicable Code limitations on deductions, deduct its pro rata share of the deductible expenses of the related Pass Through Trust, at the same time and to the same extent as if it held directly a pro rata interest in the assets of the Pass Through Trust and received and paid directly the amounts received and paid by the Pass Through Trust. A Certificateholder who is an individual, trust or estate will be allowed a deduction for certain itemized deductions only to the extent they exceed, in the aggregate, 2% of the Certificateholder's adjusted gross income and such amounts will not be deductible in computing such taxpayer's alternative minimum tax liability if any.

  A purchaser of a Certificate will be treated as purchasing an interest in each Mortgage Note and any other property in the related Pass Through Trust at a price determined by allocating the purchase price paid for the Certificate among such Mortgage Notes and other property in proportion to their fair market values at the time of purchase of the Certificate.

SALES OF CERTIFICATES

  A Certificateholder that sells a Certificate will recognize gain or loss (in the aggregate) equal to the difference between its adjusted tax basis in the Certificate and the amount realized on the sale (except to the extent attributable to accrued interest, which should be taxable as interest income). Subject to the market discount provisions of the Code (described below), any such gain or loss will be capital gain or loss if the Certificate was held as a capital asset and will be long-term capital gain or loss if the Certificate was held for more than one year.

MARKET DISCOUNT

  A purchaser of a Certificate subsequent to its original issue will be considered to have acquired an interest in a Mortgage Note at a "market discount" to the extent the remaining principal amount of the Mortgage Note allocable to the Certificate exceeds the Certificateholder's tax basis allocable to such Mortgage Note, unless the excess does not exceed a prescribed de minimis amount. In the event such excess exceeds the de minimis amount, the Certificateholder will be subject to the market discount rules of sections 1276 to 1278 of the Code with regard to its interest in the Mortgage Note.

  In the case of a sale or certain other disposition of indebtedness subject to the market discount rules, section 1276 of the Code requires that gain, if any, from such sale or disposition be treated as ordinary income to the extent such gain does not exceed the market discount that has accrued on such indebtedness during the period in which it was held.

  In the case of a partial principal payment on indebtedness subject to the market discount rules, section 1276 of the Code requires that such payment be included in gross income as ordinary income to the extent such payment does not exceed the market discount that has accrued on such indebtedness during the period in which it was held. The amount of any accrued discount later required to be included in income upon a disposition, or a subsequent partial principal payment, will be reduced by the amount of such partial principal payment previously included in income.

  Generally, market discount accrues under a straight line method, or, at the election of the taxpayer, a constant interest method. However, in the case of installment obligations (such as the Mortgage Notes), the manner in which market discount is to be accrued has been left to Treasury Regulations not yet issued. Until such Treasury Regulations are issued, the Conference Report indicates that holders of installment obligations with market discount may elect to accrue market discount either on the basis of a constant interest rate or (assuming the installment obligation was issued without original issue discount) as follows: the amount of market discount that is deemed to accrue is the amount of market discount that bears the same ratio to the total amount of market discount remaining that the amount of stated interest paid in the accrual period bears to the total amount of stated interest remaining to be paid on the installment obligation as of the beginning of such period.

  Under section 1277 of the Code, if in any taxable year interest paid or accrued on indebtedness incurred or continued to purchase or carry market discount indebtedness exceeds the interest currently includible in income with respect to such market discount indebtedness, deduction of such excess interest must be deferred to the extent of the market discount allocable to the portion of the taxable year in which such market discount indebtedness was held by the taxpayer. The deferred portion of such interest will generally be deductible when such market discount is included in income upon the sale or other disposition (including repayment) of the indebtedness.

  Section 1278 of the Code allows a taxpayer to make an election to include market discount in gross income currently. If such election is made, the rules of sections 1276 and 1277 (described above) will not apply to the taxpayer. Such an election shall apply to all debt instruments with market discount acquired by the taxpayer on or after the first day of the first taxable year to which the election applies. The election shall apply to all subsequent taxable years and may not be revoked without the consent of the Secretary of Treasury.

PREMIUM

  A Certificateholder will generally be considered to have acquired an interest in a Mortgage Note at a premium to the extent the purchaser's tax basis allocable to such interest exceeds the remaining principal amount of the Mortgage Note allocable to such interest. In that event, a Certificateholder that holds a Certificate as a capital asset may elect to amortize that premium as an offset to interest income under section 171 of the Code with corresponding reductions in the Certificateholder's tax basis in that Mortgage Note. Generally, such amortization is on a constant yield basis. However, in the case of installment obligations (such as the Mortgage Notes), the Conference Report indicates a Congressional intent that amortization be in accordance with the rules that apply to the accrual of market discount on installment obligations. See "--Market Discount". Such an election shall apply to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the Certificateholder as of the beginning of the taxable year for which the election applies or thereafter acquired. The election will apply to all subsequent taxable years, and may not be revoked without the consent of the Secretary of the Treasury.

  Since the Mortgage Notes may be redeemed at a premium prior to maturity, amortizable bond premium may be determined by reference to an early redemption date if this results in a smaller premium attributable to the period before the redemption date. Due to the complexities of the amortizable premium rules, particularly where there is more than one possible redemption date and the amount of any premium is uncertain, Certificateholders are urged to consult their own tax advisors as to the amount of any such amortizable premium.

ORIGINAL ISSUE DISCOUNT

  Generally, a holder of a debt instrument issued with original issue discount that is not de minimis must include original issue discount in income for federal income tax purposes as it accrues, in advance of the receipt of the cash attributable to such income, using a method that takes into account the compounding of interest. It is anticipated that the Mortgage Notes will not be issued with original issue discount.

BACKUP WITHHOLDING

  Payments made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a "backup" withholding tax of 31% unless the Certificateholder complies with certain reporting procedures or is an exempt recipient under section 6049(b)(4) of the Code. Any such withheld amount will be allowed as a credit against the Certificateholder's federal income tax.

                           CERTAIN CONNECTICUT TAXES

  The Trustee is a national banking association with its principal corporate trust office in Hartford, Connecticut. Shipman & Goodwin, special counsel to the Trustee, has advised Kmart that, in its opinion, prior to a default and under currently applicable law, assuming that the Pass Through Trusts will not be taxable as corporations but, rather, will be treated as investment trusts which are classified as grantor trusts under subpart E, Part I of Subchapter J of the Code, (i) the Pass Through Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Connecticut or any political subdivision thereof and (ii) Certificateholders who are not residents of or otherwise subject to tax in Connecticut will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Connecticut or any political subdivision thereof solely as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate. Neither the Pass Through Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on the Pass Through Trusts could result in a reduction in the amounts available for distribution to the Certificateholders. In general, should a Certificateholder or the Pass Through Trusts be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

                              ERISA CONSIDERATIONS

  The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code impose certain restrictions on covered employee benefit plans, including corporate pension and profit sharing plans ("Plans"), and on persons who are parties in interest or disqualified persons ("Parties in Interest") with respect to such Plans. ERISA also imposes certain duties on persons who are fiduciaries of Plans and prohibits non-exempt transactions between a Plan and its Parties in Interest. Governmental plans and certain church plans are not subject to ERISA or Section 4975 of the Code.

  Investments by Plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan's investments be made in accordance with the documents governing the Plan. Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an investment in the Certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

  Plan fiduciaries must also determine whether the acquisition and holding of the Certificates and the operations of the Pass Through Trusts and the Owner Trustees (collectively, the "Trust Funds") would result in direct or indirect prohibited transactions. The operations of the Trust Funds could result in prohibited transactions if Plans that purchase the Certificates are deemed to own an interest in the underlying assets of one or more of the Pass Through Trusts under the Plan Assets Regulation (as described below). There may also be an improper delegation of the responsibility to manage Plan assets if Plans that purchase the Certificates are deemed to own an interest in the underlying assets of the Pass Through Trusts.

  The U.S. Department of Labor ("DOL") has issued a final regulation (29 C.F.R.
Section 2510.3-101) (the "Plan Assets Regulation") providing that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities (other than operating companies) in which a Plan makes an equity investment will be deemed for purposes of ERISA and
Section 4975 of the Code to be assets of the investing Plan, unless certain exceptions apply. If the assets of the Pass Through Trusts were deemed to constitute assets of the Plans holding Certificates, the persons providing services with respect to the assets of the Pass Through Trusts may be subject to the fiduciary responsibility provisions of Title I of ERISA, and transactions involving such Pass Through Trust assets may be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code.

  Transactions involving the assets of the Pass Through Trusts, as well as purchases and sales of the Certificates, however, may be exempt from the prohibited transaction restrictions of ERISA and the Code under administrative exemptions issued by the DOL or statutory exemptions. Among the administrative class and statutory exemptions that may be available are: Prohibited Transaction Class Exemption ("PTE") 75-1, which exempts certain securities transactions involving employee benefit plans and certain broker-dealers and banks; PTE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts certain transactions with insurance company pooled separate accounts; or PTE 84-14, which exempts certain transactions effected on behalf of a plan by a "qualified professional asset manager".

  Any Plan fiduciary which proposes to cause a Plan to purchase Certificates should consult with its counsel with respect to the potential applicability of ERISA and the Code (including the Plan Assets Regulation) to such investments, whether any prohibited transaction exemptions would be applicable, and whether all conditions of any potentially applicable prohibited transaction exemption have been satisfied. Additionally, the Plan fiduciary should consult its counsel with respect to any valuation issues which may be presented by an investment in Certificates.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), Kmart has agreed to cause the Trustee to sell to Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (together, the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of Certificates set forth opposite its name below.

                                            PERCENTAGE OF      TOTAL AGGREGATE
                                         AGGREGATE PRINCIPAL   PRINCIPAL AMOUNT
                UNDERWRITER             AMOUNT OF EACH SERIES  OF CERTIFICATES
                -----------             ---------------------- ----------------
      Morgan Stanley & Co. Incorporat-
      ed..............................                %            $
      Goldman, Sachs & Co.............
                                               --------            --------
        Total.........................                             $
                                               ========            ========

  The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Certificates are subject to the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the Certificates to be purchased by them if any are taken.

  The Underwriters initially propose to offer all or part of the Certificates directly to the public at the public offering price per Certificate designation set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in excess of the percentage set forth below of the public offering price of the Certificates. The Underwriters may allow, and such dealers may reallow, a concession not in excess of the percentage set forth below of the public offering price of the Certificates to certain other dealers. After the initial public offering, the public offering prices and such concessions and discounts may be changed.

     PASS THROUGH
     CERTIFICATES                                        CONCESSION  REALLOWANCE
      DESIGNATION                                        TO DEALERS  CONCESSION
     ------------                                        ----------- -----------
       1995-K3.........................................        %           %
       1995-K4.........................................        %           %

  All secondary trading on the Certificates will settle in immediately available funds. See "Description of the Certificates--Same-Day Settlement and Payment".

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company does not intend to apply for listing of the Certificates on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Certificates, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Certificates and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

                                     RATING

  It is a condition to the issuance of the Certificates that they be rated at least BBB by S&P and Baal by Moody's. The ratings will not address the receipt of the Make-Whole Premium, if any, payable upon the occurrence of an Event of Default.

  A security rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time by the assigning rating agency, and should be evaluated independently of any other rating.

  Kmart will be the tenant under all of the Leases and, as such, may become the ultimate source of payment on the Mortgage Notes and, therefore, the ultimate source of payment on the Certificates. Because of this dependence upon Kmart for the ultimate payment of the Certificates, the ratings on the Certificates are directly related to the credit of Kmart. It should, therefore, be expected that a reduction or withdrawal of the debt ratings of Kmart would adversely affect the ratings on the Certificates.

                                 LEGAL OPINIONS

  The validity of the Certificates offered hereby will be passed upon for Kmart by Dickinson, Wright, Moon, Van Dusen & Freeman, Detroit, Michigan, and for the Underwriters by Shearman & Sterling, New York, New York. Both Dickinson, Wright, Moon, Van Dusen & Freeman and Shearman & Sterling will rely on the opinion of Shipman & Goodwin, special counsel for Shawmut Bank Connecticut, National Association, as Trustee, as to certain matters relating to the authorization, execution and delivery of the Certificates by, and the valid and binding effect thereof on, such Trustee.

                                    EXPERTS

  The consolidated financial statements and schedules of Kmart appearing in or incorporated by reference to the Annual Report on Form 10-K of Kmart for the year ended January 25, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           GLOSSARY OF CERTAIN TERMS

  The following is a glossary of certain terms used in this Prospectus. The definitions of terms used in this glossary that are also used in the Agreements, Indentures, Leases, Owner Trust Agreements and Participation Agreements are qualified in their entirety by reference to the definitions of such terms contained therein.

  "Additional Rent" means, generally, all amounts payable under a Lease other than the basic semiannual rental payments.

  "Agreement" means each of the two separate Pass Through Trust Agreements between Kmart and the Trustee, pursuant to which the Pass Through Trusts will be formed.

  "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended.

  "Base Indenture" means, with respect to each Property, the trust indenture between the related Owner Trustee and the Indenture Trustee.

  "Business Day" means any day other than Saturday or Sunday or other day on which banking institutions in the States of New York, Michigan, or the States in which the principal offices of the Trustee, Owner Trustee or Indenture Trustee are located, are authorized or required by law to close.

  "Cede" means Cede & Co., as nominee of DTC.

  "Certificate" means any of the Pass Through Certificates to be issued under either of the Agreements.

  "Certificate Account" means one or more non-interest bearing accounts established and maintained by the Trustee for each Pass Through Trust and for the benefit of Certificateholders for the deposit of payments representing Scheduled Payments on the Mortgage Notes.

  "Certificate Owner" means, for any Pass Through Trust, any person acquiring a beneficial interest in any Certificate issued by such Pass Through Trust.

  "Certificateholder" means the registered holder of any Certificate issued by a Pass Through Trust.

  "Code" means the United States Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Company" means Kmart Corporation.

  "Definitive Certificates" means Certificates issued in fully registered, certificated form to Certificate Owners or their nominees, rather than to DTC or its nominee.

  "DTC" means The Depository Trust Company.

  "DTC Participants" means those participants for whom DTC holds securities on deposit.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Estate for Years" shall have the meaning described under "Structure of the Transaction".

  "Event of Default" means, with respect to each Pass Through Trust, the occurrence and continuance of an Indenture Default under one or more of the Indentures pursuant to which the Mortgage Notes constituting Trust Property of such Pass Through Trust will be issued.

  "Event of Loss" means, for any Property, any casualty or condemnation requiring Kmart to make a purchase offer as described in "Description of the Leases--Condemnation and Casualty".

  "Excepted Payments" means rights of each Owner Trustee and Owner Participant relating to indemnification by Kmart of the Owner Trustees or Owner Participants for certain matters, insurance proceeds payable to the Owner Trustee or to the Owner Participants under certain insurance maintained by or for the benefit of the Owner Trustees or the Owner Participants, any amount payable to the Owner Participant as the purchase price for the interests conveyed in connection with Kmart's exercise of the Competitor Option and certain reimbursement payments made by Kmart to the Owner Trustee.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Improvements" shall have the meaning described in "Structure of the Transaction".

  "Indenture" means, with respect to each Property, the related Base Indenture, as supplemented by the related Supplemental Indenture, as such Indenture may be modified, supplemented or amended from time to time.

  "Indenture Default" means, for any Indenture, each of the events designated as an event of default in such Indenture. See "Description of the Mortgage Notes--Indenture Defaults, Notice and Waiver".

  "Indenture Estate" means, with respect to each Indenture, (i) the assignment of certain rights of the related Owner Trustee's rights as lessor under the related Lease, including the right to receive base rentals and certain other payments from Kmart (excluding Excepted Payments), (ii) a first mortgage lien on the Improvements and Estate for Years acquired by the related Owner Trustee, subject to the rights of Kmart under the related Lease, and (iii) the assignment of such Owner Trustee's rights under the Option.

  "Indenture Trustee" means collectively, Shawmut Bank Connecticut, National Association, a national banking association, in its capacity as an Indenture Trustee under each Indenture, and its successors and assigns thereunder, and Kathy A. Larimore, in her capacity as an Indenture Trustee under each Indenture, and her successors and assigns thereunder.

  "Indirect Participants" means those persons that clear through or maintain a custodial relationship with a DTC Participant either directly or indirectly.

  "Initial Scheduled Principal Distribution Date" means, with respect to each Pass Through Trust, the date when the first scheduled payment of principal on the Mortgage Notes held in such Pass Through Trust is to be received by the Trustee, as specified on the front cover page of this Prospectus.

  "Land" means each of the separate parcels of land upon which a Store subject to the lien of an Indenture is located.

  "Lease" means each of the Leases between Kmart and the related Owner Trustee, in each case pursuant to which Kmart will lease a Store and the related Land, as such Lease may from time to time be modified, supplemented or amended.

  "Lease Event of Default" means, for any Lease, each of the events designated as an event of default in such Lease. For a description of the events constituting Lease Events of Default, see "Description of the Leases--Events of Default".

  "Make-Whole Premium" shall have the meaning described under "Description of the Mortgage Notes--Redemption".

  "Material Default" shall have the meaning described under "Description of the Leases--Events of Default".

  "Mortgage Notes" means any of the Mortgage Notes (including any Mortgage Notes issued in exchange, replacement or substitution therefor) issued pursuant to any Indenture.

  "Operative Documents" means, with respect to each Property, the related Lease, Indenture, Participation Agreement, Option Agreement, Tripartite Agreement, Owner Trust Agreement and Mortgage Notes, the Purchase Agreement, the Certificates and certain related instruments and documents contemplated by the foregoing documents, insofar as such agreements, instruments and documents are applicable to such Property.

  "Option" shall have the meaning described under "Structure of the Transaction".

  "Owner Participant" means one or more institutional investors for whose benefit the related Owner Trustee owns the related Properties leased to Kmart pursuant to the Leases, and its permitted successors and assigns.

  "Owner Trustees" means collectively, Wilmington Trust Company, a Delaware banking corporation, in its capacity as Owner Trustee under the Owner Trust Agreements, and its successors and assigns thereunder, and William J. Wade, in his capacity as additional trustee under certain of the Owner Trust Agreements, and his successors and assigns.

  "Owner Trust Agreement" means each of the four Owner Trust Agreements, between the related Owner Participant and the Owner Trustee, as supplemented and amended.

  "Participation Agreement" means each of the four Participation Agreements, among Kmart, the related Owner Trustees, the related Owner Participant, the related Remainderman Participant, the related Remainder Trustee, the Indenture Trustee and the Trustee.

  "Pass Through Trust" means Pass Through Trust 1995-K3 or Pass Through Trust 1995-K4, each to be formed pursuant to the respective Agreement.

  "Pool Balance" means, for any Pass Through Trust, as of any date of determination, the aggregate unpaid principal amount of the Mortgage Notes that constitute Trust Property of such Pass Through Trust on such date plus the amount of the principal payments on such Mortgage Notes held by the Trustee and not yet distributed, plus any proceeds from the sale of the Certificates issued by such Pass Through Trust that have not yet been used to purchase Mortgage Notes. The Pool Balance as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to the payment of principal, if any, on such Mortgage Notes and the distribution thereof being made on that date.

  "Pool Factor" means, for any Pass Through Trust, as of any date of determination, the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the aggregate original principal amount of the Mortgage Notes held in such Pass Through Trust.

  "Property" shall have the meaning described under "Structure of the Transaction".

  "Property Group" shall have the meaning described under "Structure of the Transaction".

  "Purchase Agreement" means the Agreement for Sale of Real Estate among Kmart, the Owner Trustees and the Remainderman Trustees with respect to the sale of the Properties and the remainder interests.

  "Regular Distribution Date" means, for each Pass Through Trust, January 2 and July 2 of each year, commencing January 2, 1996.

  "Remainderman Participant" means one or more institutional investors for whose benefit the related Remainderman Trustee owns the remainder interest in the related Land, and its permitted successors and assigns.

  "Remainder Trust Agreement" means each of the four Remainder Trust Agreements between the related Remainderman Participant and the Remainderman Trustee, as supplemented and amended.

  "Remainderman Trustee" means collectively, First Security Bank of Utah, N.A., a national banking association, in its capacity as Remainderman Trustee, and its successors and assigns thereunder, and Val T. Orton, in his capacity as additional trustee under certain of the Remainder Trust Agreements, and his successors and assigns.

  "Rules" means the rules, regulations and procedures creating and affecting DTC and its operations.

  "Scheduled Payments" means each payment of principal of and/or interest on a Mortgage Note held in a Pass Through Trust scheduled to be received by the Trustee on a Regular Distribution Date.

  "Special Distribution Date" means the date on which a Special Payment will be distributed, which date will be the second day of a month.

  "Special Payment" means, for any Pass Through Trust, any payments of principal, premium, if any, and interest received by the Trustee on account of redemption, if any, of the Mortgage Notes, payments received by the Trustee following a default in respect of the Mortgage Notes (including payments received by the Trustee on the account of the purchase by an Owner Trustee of such Mortgage Notes or payments received on account of the sale of such Mortgage Notes by the Trustee) and any Scheduled Payments not paid within five days of a Regular Distribution Date.

  "Special Payments Account" means one or more non-interest bearing accounts established and maintained pursuant to each Pass Through Trust for the benefit of Certificateholders, for the deposit of payments representing Special Payments and certain other amounts.

  "Specified Investments" means (i) direct obligations of the United States of America and agencies thereof for which the full faith and credit of the United States is pledged, (ii) obligations fully guaranteed by the United States of America, (iii) certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings of at least $500,000,000 (including any Indenture Trustee or Owner Trustee if such conditions are met), (iv) commercial paper of companies, banks, trust companies or national banking associations incorporated or doing business under the laws of the United States of America or one of the States thereof and in each case having a rating assigned to such commercial paper by Standard & Poor's Ratings Group or Moody's Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at any time, by any nationally recognized rating organization in the United States of America) equal to the highest rating assigned by such organization, and (v) repurchase agreements with any financial institution having a combined capital and surplus of at least $750,000,000 fully collateralized by obligations of the type described in clauses (i) through (iv) above; provided that, if all of the above investments are unavailable, the entire amount to be invested may be used to purchase Federal Funds from an entity described in clause (iii) above; and provided further that no investment shall be eligible as a "Specified Investment" unless the final maturity or date of return of such investment occurs no later than the earlier of (x) 91 days from the date of purchase thereof and (y) the next succeeding Regular Distribution Date.

  "Store" means the buildings, structures, alterations, modifications and other additions to and changes in such buildings and site improvements located on the Land.

  "Supplemental Indenture" means, with respect to each Property, the mortgage, deed of trust, assignment of leases and rents, security agreement, financing statement and first supplemental indenture to the related Base Indenture and pursuant to which the Mortgage Notes to be held in the Pass Through Trusts will be issued.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

  "Trust Property" means, for any Pass Through Trust, all money, instruments, including the related Mortgage Notes, and other property held as the property of the Pass Through Trust, including all distributions thereon and proceeds thereof.

  "Trustee" means Shawmut Bank Connecticut, National Association, a national banking association, in its capacity as trustee under each Pass Through Trust Agreement, and its successors and assigns thereunder.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the Registrant's expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee.

      Securities and Exchange Commission registration fee........... $   72,414
      Printing fee..................................................     80,000
      Blue sky fees and expenses....................................     25,000
      Accounting fees...............................................     30,000
      Rating agency fees............................................    185,000
      Legal fees....................................................  2,000,000
      Trustees' fees and expenses...................................     45,000
      Miscellaneous.................................................     37,586
                                                                     ----------
        Total....................................................... $2,475,000
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's By-Laws and the Michigan Business Corporation Act permit the Registrant's officers and directors to be indemnified under certain circumstances for expenses and, in some instances, for judgments, fines or amounts paid in settlement of civil, criminal, administrative and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933 (the "Act"). In addition, the Registrant maintains directors' and officers' liability insurance which, under certain circumstances, would cover alleged violations of the Act. Insofar as indemnification for liabilities arising under the Act may be permitted to officers and directors pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. Therefore, in the event that a claim for such indemnification is asserted by any officer or director the Registrant (except insofar as such claim seeks reimbursement by the Registrant of expenses paid or incurred by an officer or director in the successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by the Registrant to be controlling, submit to a court of appropriate jurisdiction the question of whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

 1      Form of Underwriting Agreement.
 4.1    Form of Pass Through Trust Agreement.
 4.2(a) Form of Trust Indenture+
 4.2(b) Form of Mortgage, Deed of Trust, Assignment of Leases and Rents,
        Security Agreement, Financing Statement and First Supplemental
        Indenture .+
 4.3    Form of Pass Through Certificate--included as part of Exhibit 4.1.
 4.4    Form of Note--included as part of Exhibit 4.2(b).
 4.5    Form of Participation Agreement.++
 4.6    Form of Lease.+
 5.1    Opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel for the Company.
 5.2    Opinion of Shipman & Goodwin, counsel for the Trustee.
 8.1    Opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel for the Company, as to tax matters.
 8.2    Opinion of Shipman & Goodwin, counsel for the Trustee, as to tax matters.
 12     Statement of Computation of Ratio of Earnings to Fixed Charges.
 23.1   Consent of Price Waterhouse LLP.
 23.2   Consent of Dickinson, Wright, Moon, Van Dusen & Freeman--included in
        Exhibit 5.1 and Exhibit 8.1.
 23.3   Consent of Shipman & Goodwin--included in Exhibit 5.2 and Exhibit 8.2.
 24     Power of Attorney--included on page II-4.
 25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Shawmut Bank Connecticut, National Association.

- --------
 + A separate Base Indenture, Supplemental Indenture and Lease will be entered into with respect to each Property.
++A separate Participation Agreement will be entered into with respect to each Property Group.

ITEM 17. UNDERTAKINGS.

A. UNDERTAKING PURSUANT TO RULE 430A

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. INDEMNIFICATION

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Certificates being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that the security rating requirement will be met by the time of sale and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on June 7, 1995.

                                          KMART CORPORATION

                                          By      /s/ Floyd Hall
                                            ---------------------------
                                                    FLOYD HALL
                                              Chairman of the Board,
                                                President and Chief
                                                 Executive Officer

                               POWER OF ATTORNEY

  KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony N. Palizzi or Nancie W. LaDuke, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on June 7, 1995.


SIGNATURE                    TITLE                        SIGNATURE                 TITLE
- ---------                    -----                        ---------                 -----
/s/ Floyd Hall               Chairman of the Board,       /s/ Joseph P. Flannery    Director
- ---------------------------  President and Chief          ----------------------
(FLOYD HALL)                 Executive Officer (Principal (JOSEPH P. FLANNERY)
                             Executive Officer)

/s/ Thomas F. Murasky        Executive Vice President     /s/ David B. Harper       Director
- ---------------------------  (Principal Financial and     ----------------------
(THOMAS F. MURASKY)          Accounting Officer)          (DAVID B. HARPER)

/s/ Lilyan H. Affinito       Director                     /s/ F. James McDonald     Director
- ---------------------------                               ----------------------
(LILYAN H. AFFINITO)                                      (F. JAMES MCDONALD)

/s/ Joseph A. Califano, Jr.  Director                     /s/ J. Richard Munro      Director
- ---------------------------                               ----------------------
(JOSEPH A. CALIFANO, JR.)                                 (J. RICHARD MUNRO)

/s/ Richard G. Cline         Director                     /s/ Donald S. Perkins     Director
- ---------------------------                               ----------------------
(RICHARD G. CLINE)                                        (DONALD S. PERKINS)

/s/ Willie D. Davis          Director                     /s/ Lawrence Perlman      Director
- ---------------------------                               ----------------------
(WILLIE D. DAVIS)                                         (LAWRENCE PERLMAN)

/s/ Enrique C. Falla         Director                     /s/ Gloria M. Shatto      Director
- ---------------------------                               ----------------------
(ENRIQUE C. FALLA)                                        (GLORIA M. SHATTO)

                                 EXHIBIT INDEX

 EXHIBITS                       DESCRIPTION                        SEQUENTIAL
 --------                       -----------                        PAGE NUMBER
   1      Form of Underwriting Agreement.
   4.1    Form of Pass Through Trust Agreement.
   4.2(a) Form of Trust Indenture.+
   4.2(b) Form of Mortgage, Deed of Trust, Assignment of Leases
          and Rents, Security Agreement, Financing Statement and
          First Supplemental Indenture.+
   4.3    Form of Pass Through Certificate--included as part of
          Exhibit 4.1.
   4.4    Form of Note--included as part of Exhibit 4.2(b).
   4.5    Form of Participation Agreement.++
   4.6    Form of Lease.+
   5.1    Opinion of Dickinson, Wright, Moon, Van Dusen &
          Freeman, counsel for the Company.
   5.2    Opinion of Shipman & Goodwin, counsel for the Trustee.
   8.1    Opinion of Dickinson, Wright, Moon, Van Dusen &
          Freeman, counsel for the Company, as to tax matters.
   8.2    Opinion of Shipman & Goodwin, counsel for the Trustee,
          as to tax matters.
  12      Statement of Computation of Ratio of Earnings to Fixed
          Charges.
  23.1    Consent of Price Waterhouse LLP.
  23.2    Consent of Dickinson, Wright, Moon, Van Dusen &
          Freeman--included in Exhibit 5.1 and Exhibit 8.1.
  23.3    Consent of Shipman & Goodwin--included in Exhibit 5.2
          and Exhibit 8.2.
  24      Power of Attorney--included on page II-4.
  25.1    Form T-1 Statement of Eligibility under the Trust
          Indenture Act of 1939 of Shawmut Bank Connecticut,
          National Association.

- --------
 + A separate Base Indenture, Supplemental Indenture and Lease will be entered into with respect to each Property.
++A separate Participation Agreement will be entered into with respect to each Property Group.

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                     DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
- --------------------------------------------------------------------------------
  13                        Box diagram showing: Lease Rental Payments Assigned
                            by Owner Trustee flowing from Kmart Corporation to the Indenture Trustee*; Mortgage Note Payments flowing from the Indenture Trustee to the Pass
                            Through Trustee for each of the 1995-K3 and 1995-K4
                            Trusts, with Certificate Distributions in respect of the Certificates issued by each such Trust being made to the respective Certificateholders; and the Indenture Trustee distributing Excess Payments** to the Owner Trustee, who in turn distributes such Excess Payments** to the respective Owner
                            Participant.

                          * Each Property will be owned by a single Owner
                            Trustee and will be subject to a separate Lease and separate Indenture.
                         ** Excess payments flow to the related Owner Trustee
                            and then to the respective Owner Participant.
- --------------------------------------------------------------------------------